EXHIBIT 4.1

CONFIDENTIAL TREATMENT REQUESTED

Asterisks [ * ] denote omissions.

EXHIBIT 4.1

Amended and Restated Technology and Service Provisioning Agreement

between Call-Net Enterprises Inc. and Sprint Communications Company L.P.

AMENDED AND RESTATED
TECHNOLOGY AND SERVICE PROVISIONING AGREEMENT

By and Between Call-Net Enterprises Inc.

And

Sprint Communications Company L.P.

Dated April 1, 2002

EXHIBIT 4.1

CONFIDENTIAL TREATMENT REQUESTED

TABLE OF CONTENTS

1. DEFINITIONS	1
2. LICENSING OF SERVICES	1
2.1 OBLIGATION TO LICENSE	1
2.1.1 General Rights to Licenses	1
2.1.2 Conditions on Obligation to License	2
2.2 LICENSED SERVICES FRAMEWORK PROCESS	2
2.2.1 Request for Information	3
2.2.2 Approval of Licensed Services Framework	3
2.2.3 Sprint Failure to Respond	4
2.2.4 License Schedule	5
2.2.5 Effect of License Schedule	5
2.3 PREVIOUSLY LICENSED SERVICES	5
2.4 SPRINT TRADEMARKS	6
2.5 POSSIBLE FUTURE SERVICES	7
2.5.1 General	7
2.5.2 Wireless Services	8
2.5.3 Procedure	9
2.6 SERVICES REQUESTED BY SPRINT	9
2.7 EXCLUSIONS	10
2.8 CROSS BORDER SALES	10
2.9 E/SOLUTIONS AGREEMENT	11
3. DISTRIBUTION OF PRODUCTS	11
3.1 PRODUCTS WITH THE SPRINT BRAND	11
3.2 PRODUCTS WITHOUT A SPRINT PRIMARY MARK	11
3.3 CREATION OF A PRODUCT	11
4. TRADEMARK LICENSE	12
4.1 GRANT OF LICENSE FOR LICENSED SERVICES TRADEMARKS	12
4.2 GRANT OF LICENSE FOR POSSIBLE FUTURE SERVICES TRADEMARKS	12
4.3 GRANT OF LICENSE FOR PRODUCTS TRADEMARKS	12
4.4 SPRINT USE OF AUTHORIZED MARKS IN TERRITORY	12
4.5 CALL-NET USE OF AUTHORIZED MARKS OUT OF TERRITORY	13
4.6 TRADEMARK STANDARDS	14
4.7 USE OF BRAND	15
4.8 SPRINT’S RIGHT TO MARKET POSSIBLE FUTURE SERVICES IN THE TERRITORY	15
4.9 RESERVATION OF RIGHTS	15
4.10 USE OF THE AUTHORIZED MARKS	15
4.11 USE OF SIMILAR AUTHORIZED MARKS	16
4.12 PROPRIETARY RIGHTS LEGENDS	17
4.13 NO SUBLICENSING	17
4.14 CALL-NET’S CORPORATE NAME	17
4.15 INSPECTION OF CALL-NET’S FACILITIES	18
4.16 APPROVAL OF MATERIALS	18

4.17 REGISTRATION OF AUTHORIZED MARKS	18
4.18 RIGHTS TO THE AUTHORIZED MARKS	19
4.19 INTERNATIONAL MATTERS	19
4.20 INFRINGEMENT	20
4.21 FURTHER PROTECTION	21
4.22 ABANDONMENT OF SPRINT TRADEMARK	21
5. TECHNOLOGY	22
5.1 BUSINESS KNOW-HOW	22
5.2 LIMITATIONS	22
5.2.1 Sale of Intellectual Property	22
5.2.2 Adverse Effect	22
5.2.3 No Right to Transfer	22
5.2.4 Inadequate Preparation	22
5.3 INTELLECTUAL PROPERTY LICENSES AND RIGHTS TO USE	23
5.4 PERMITTED USE	23
5.5 SHARING OF CALL-NET BUSINESS KNOW-HOW	23
5.6 DELIVERY OF INTELLECTUAL PROPERTY	23
5.7 LIMITED DISCLOSURE	24
5.8 PROCESS	24
5.8.1 Negotiation	24
5.8.2 Other Methods	25
5.8.3 Grant of License	25
5.9 SPRINT’S INTELLECTUAL PROPERTY OWNERSHIP RIGHTS	25
5.10 CALL-NET LICENSING TO THIRD PARTIES	25
5.11 SPRINT USE AND LICENSING PROGRAM	26
5.12 COPYRIGHT NOTICE	26
5.13 NO RIGHT TO SOURCE CODE	26
5.14 PROGRAM DEFECTS	26
5.15 BAD DATA	27
5.16 SOFTWARE MEDIUM	27
5.17 LIMITED RIGHTS	27
5.18 THIRD PARTY INTELLECTUAL PROPERTY	28
5.19 NON-ASSERTS	28
5.19.1 Sprint Non-Assert	28
5.19.2 Call-Net End Users	28
5.19.3 Call-Net Non-assert	28
6. FUNCTIONAL SERVICES	28
6.1 GENERAL	28
6.2 LISTED FUNCTIONAL SERVICES	29
6.3 STATEMENT OF WORK	29
6.4 AMENDMENT	29
6.5 TERMS OF SERVICE	29
6.5.1 Performance Specifications	30
6.5.2 Costs	30
6.5.3 No Development Costs	30
6.5.4 Implementation	30
6.6 FRAUD CONTROL FUNCTIONALITY	30

6.7 PERFORMANCE STANDARD	30
6.7.1 General	30
6.7.2 Personnel	31
6.7.3 Prioritization	31
7. CONSULTING SERVICES	31
7.1 GENERAL	31
7.2 TERMS	31
7.3 PERSONNEL	31
7.4 CONSULTING SERVICES	32
7.5 CALL-NET CONSULTING SERVICES	32
8. OTHER AGREEMENTS	32
8.1 SEAMLESS SERVICES	32
8.2 MAXIMIZE MARKET SHARE	33
8.3 NORTEL DMS-250 SOFTWARE LOADS	34
8.4 WARRANTY	34
8.5 PERMITTED CALL-NET SERVICES	35
8.5.1 Call-Net or Sprint Products	35
8.5.2 Sprint Technology	35
8.5.3 Third Parties	35
8.6 PREFERRED PROVIDER COMMITMENT	36
8.6.1 Commitment	36
8.6.2 Exceptions	36
8.6.3 Process	37
8.6.4 Review	37
8.7 PERFORMANCE STANDARDS	37
8.8 PURCHASING ARRANGEMENTS	38
8.9 COMPLIANCE WITH LAWS	39
8.9.1 General	39
8.9.2 United States FCPA	40
8.9.3 Canadian CFPOA	40
8.9.4 Customer Information	41
8.10 ANTI-FLOW UP	41
8.11 STOCK	42
9. CHARGES, PAYMENT	42
9.1 ANNUAL FEE	42
9.2 TAXES	43
9.3 INVOICE AND PAYMENT METHOD	43
9.4 PAYMENT DISPUTES	43
9.4.1 General	43
9.4.2 Interest	44
9.5 RESPONSIBILITY FOR AND PAYMENT OF COSTS	44
10. TERM, TERMINATION	44
10.1 TERM	44
10.2 TRANSITION PERIOD	44
10.3 PROCEDURE	44
10.4 CHANGE OF CONTROL	45
10.5 SERVICES AND LICENSES	46

11. NONDISCLOSURE	46
11.1 CONFIDENTIALITY	46
11.2 TREATMENT OF CONFIDENTIAL INFORMATION	47
11.3 MANDATORY DISCLOSURE	47
11.4 TERMINATION OF AGREEMENT	47
11.5 NO RIGHTS IN THE INFORMATION	48
11.6 DEGREE OF CARE	48
11.7 SURVIVE TERMINATION	48
12. INDEMNIFICATION	48
12.1 INDEMNIFICATION OF SPRINT FROM THIRD PARTY CLAIMS	48
12.2 TAX INDEMNITY OF SPRINT	48
12.3 INDEMNIFICATION OF CALL-NET FOR THIRD PARTY CLAIMS	49
12.4 NOTICE OF CLAIM	49
12.5 PROCEDURE	49
12.6 INFRINGEMENT	50
12.6.1 Sprint Indemnity	50
12.6.2 Limitations	50
12.6.3 Call-Net Indemnity	51
12.7 NORTEL	52
12.8 SEAMLESSNESS	52
13. LIMITATION ON LIABILITY	52
13.1 NO CONSEQUENTIAL DAMAGES	52
13.2 NO LIABILITY	53
13.3 DIRECT DAMAGES	53
14. BREACH AND REMEDIES	53
14.1 DEFAULT	53
14.2 SPRINT DEFAULT	54
14.3 CALL-NET DEFAULT	54
14.4 MAJOR DEFAULT	55
14.5 EFFECT OF A TERMINATION	55
14.6 DISPUTE RESOLUTION	56
15. FORCE MAJEURE	56
16. DISPUTE RESOLUTION	57
16.1 OPTION TO NEGOTIATE DISPUTES	57
16.2 NOTICE OF DISPUTE	57
16.3 INDEPENDENT ARBITRATOR	57
16.4 CONTINUING PERFORMANCE	58
16.5 WAIVER OF JURY TRIAL	58
16.6 ATTORNEYS FEES	58
17. MUTUAL RELEASES	58
17.1 RELEASE BY SPRINT	58
17.2 RELEASE BY CALL-NET	59
17.3 CLAIMS	60
17.4 INDEMNITY REGARDING ASSIGNMENT OF RELEASED CLAIMS	60
17.5 EFFECT	60
18. REPRESENTATIONS AND WARRANTIES	60
18.1 DUE INCORPORATION	61

18.2 POWER; AUTHORITY; EXECUTION; DELIVERY; ENFORCEABILITY	61
18.3 CONSENTS	61
18.4 NO CONFLICTS	61
18.5 REPRESENTATIONS AND WARRANTIES OF CALL-NET	61
19. ASSIGNMENT	62
20. NOTICES AND REQUESTS	62
20.1 NOTICE	62
20.2 CHANGE OF ADDRESS	63
20.3 REQUESTS	63
21. TERMINATION OF PRIOR AGREEMENTS	63
22. GENERAL PROVISIONS	64
22.1 INDEPENDENT CONTRACTOR	64
22.2 SUCCESSORS AND ASSIGNS	64
22.3 AMENDMENTS	64
22.4 WAIVER	64
22.5 NO LICENSE	64
22.6 ANNOUNCEMENTS	64
22.7 SEVERABILITY	64
22.8 CONSTRUCTION	65
22.9 FURTHER ASSURANCES	65
22.10 GOVERNING LAW	65
22.11 HEADINGS	65
22.12 EXHIBITS	65
22.13 INCONSISTENCY AMONG VARIOUS AGREEMENTS	66
22.14 COUNTERPARTS	66

DEFINITIONS EXHIBIT
EXHIBIT A:	SAMPLE OF LICENSE SCHEDULE
EXHIBIT B:	PREVIOUSLY LICENSED SERVICES
EXHIBIT C:	FUNCTIONAL SERVICES
EXHIBIT D:	LIST OF AUTHORIZED MARKS
EXHIBIT E:	CROSS-BORDER SALES MEMORANDUM OF UNDERSTANDING
EXHIBIT F:	LICENSED SOFTWARE

v

EXHIBIT 4.1

CONFIDENTIAL TREATMENT REQUESTED

AMENDED AND RESTATED
TECHNOLOGY AND SERVICE PROVISIONING AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made on and effective as of this 1st day of April, 2002 between CALL-NET ENTERPRISES INC., a company amalgamated under the laws of Canada, and SPRINT COMMUNICATIONS COMPANY L.P., a limited partnership formed under the laws of the State of Delaware, U.S.A. (“Sprint Communications”). Call-Net and Sprint Communications are sometimes referred to in this agreement individually as a “party” and collectively as the “parties”.

RECITALS

A.          Sprint Communications and Call-Net, among other related agreements, entered into a Technology and Service Provisioning agreement, dated August 4, 1993, as amended by a Letter agreement, dated August 4, 1993. That agreement requires Sprint to make available to Call-Net the Sprint brand and related trademarks and all functionality based on the technology and intellectual property used by Sprint to provide long distance inter-exchange services in the United States.

B.          The parties desire to amend and restate the original agreement to extend the scope of the original agreement.

C.          Call-Net and Sprint wish to offer seamless services: (i) within and between Canada and the United States; and (ii) between Canada and other countries.

NOW, THEREFORE, in consideration of the mutual covenants contained in this agreement, the sufficiency of which is acknowledged, Call-Net and Sprint amend and restate the original agreement and covenant and agree as follows:

1. DEFINITIONS

The “Definitions” are in the “Definitions Exhibit”.

2. LICENSING OF SERVICES

2.1 Obligation to License

2.1.1 General Rights to Licenses

Sprint grants to Call-Net, and on the request of Call-Net, will grant to an Affiliate of Call-Net, the right, subject to the terms of this agreement, to:

(a)	obtain licenses to provide and market the Licensable Services and Possible Future Services in the Territory;

(b)	provide and market the Licensed Services solely in the Territory; and

(c)	obtain and use the Intellectual Property and Sprint Trademarks related to Call-Net’s provision and marketing of each Licensed Service in the Territory.

2.1.2 Conditions on Obligation to License

Sprint is required to grant to Call-Net, and on the request of Call-Net to an Affiliate of Call-Net, a right to use any Licensable Service (other than a Previously Licensed Service) or Possible Future Service if:

(a)	Sprint or its Affiliates are providing the Licensable Service or Possible Future Service to Sprint’s customers in the United States;

(b)	Sprint or its Affiliates are planning to launch the Licensable Service or Possible Future Service in the United States and have selected the equipment, software and systems to implement the product or service;

(c)	the Licensable Service or Possible Future Service is being provided under the Sprint brand in the United States at the time that Call-Net requests the service; or

(d)	Call-Net’s request in respect of the Licensable Service or Possible Future Service is only with respect to Sprint Primary Marks and not with respect to any Intellectual Property.

These conditions on Sprint’s obligation to permit use of Licensable Services and Possible Future Services are in addition to, and not in lieu of, any other terms and conditions of this agreement.

2.2 Licensed Services Framework Process

The parties desire through this section to provide an overview of their intentions regarding this agreement.

The parties desire to establish a process that will enable Call-Net to learn of the technology and know-how supporting certain Sprint products and services that the parties define as “Licensable Services” and in certain circumstances, “Possible Future Services”. In addition, the parties want to enable Call-Net to license the technology, know-how or trademarks that apply to those products and services, at which point the products and services for which Call-Net has licensed a component are referred to as the “Licensed Services”. The process the parties have created for the licensing is the “Licensed Services Framework” process.

The output of the process is a document, the “Licensed Services Framework”, that details how components of a product or service are to be used by Call-Net, including appropriate brands, quality and performance standards, and any terms of use in addition to those terms already contained in this agreement. The parties intend that Sprint be obligated to provide to Call-Net information regarding products and services, the “Know-How”.

Generally, Call-Net will combine the licensed components with its own components and operations to provide the product or service. If Call-Net wants Sprint to provide or perform all or part of the product or service, that provision or performance would be a “Functional Service”, a “Consulting Service” or performed under the terms of a separate agreement, depending on the nature of the product or service.

2.2.1 Request for Information

Call-Net may from time to time request that Sprint provide it with the Business Know-How and other information reasonably required to complete a Licensed Services Framework (including summaries of Documentation, if available), regarding a product or service that Call-Net is considering for inclusion in a Licensed Services Framework. Sprint will provide the requested Business Know-How and other information, as applicable (including summaries of Documentation, if available), in a reasonable amount of time. Sprint will use commercially reasonable efforts to provide the information within 30 days.

Sprint will use commercially reasonable efforts to make Call-Net aware of the Intellectual Property Sprint is developing or acquiring for products and services not yet launched. Sprint will use commercially reasonable efforts to make Call-Net aware sufficiently far in advance of the launch date in the United States of those products or services to permit Call-Net to simultaneously launch the products and services in the Territory with Sprint’s launch in the United States of the product or service. Sprint will use commercially reasonable efforts to provide the Intellectual Property to Call-Net at the time that (or as soon as reasonably possible after that time) Sprint makes its own technology decision regarding a product or service, if Call-Net has submitted a Licensed Services Framework in respect of that product or service.

Call-Net may identify particular Licensable Services that it wishes to become Licensed Services. With respect to those Licensable Services, Call-Net will deliver to Sprint a proposed Licensed Services Framework. Sprint will use commercially reasonable efforts to review the proposed Licensed Services Framework within 30 days of receipt.

2.2.2 Approval of Licensed Services Framework

Sprint will not unreasonably withhold or delay its approval of any proposed Licensed Services Framework. Sprint will not object or withhold approval based on any subjective business judgment regarding the wisdom or soundness of any business or strategic element of the proposed Licensed Services Framework. Sprint may only withhold approval of a Licensed Services Framework if it reasonably believes that the use of the Sprint Trademarks, Technology (to the extent part of the Licensed Services Framework), Technical Know-How (to the extent part of the Licensed Services Framework) or equipment, software and systems to be used by Call-Net in the deployment of the services the subject of the proposed Licensed Services Framework:

(a)	will adversely impact the value of the Sprint Primary Marks;

(b)	will not meet the quality and performance standards described in this agreement;

(c)	with respect to the Authorized Marks, will vary from the Brand Identity Standards; or

(d)	subject to the applicable exceptions provided for “Functionally equivalent and seamless” Licensed Services provided in Section 8.1(i), (ii) and (iv), with respect to Technology and Technical Know-How (to the extent part of the Licensed Services Framework), will materially vary from the guidelines set forth in Sprint’s Documentation relating to the Technology and Technical Know-How, except as otherwise permitted under this agreement.

Sprint may also withhold approval of any proposed Licensed Services Framework if Sprint reasonably determines that implementation of the services that are the subject of the proposed Licensed Services Framework would have a material adverse effect on Sprint or a material service or material product offered for sale by Sprint.

2.2.3 Sprint Failure to Respond

Call-Net may give a notice of failure to respond to Sprint Management and to Sprint, if Sprint fails to respond within 30 days of Call-Net’s submission to Sprint of a Licensed Services Framework.

The notice will be in writing and include:

(a)	the date the proposed Licensed Services Framework was delivered to Sprint;

(b)	the date on which the Licensed Services Framework is deemed approved if Sprint Management does not respond, which date must be at least 14 days after the date of the notice;

(c)	a copy of the proposed Licensed Services Framework; and

(d)	contact information for Call-Net.

If Sprint management does not respond to the proposed Licensed Services Framework within 14 days of receipt of the notice, then the Licensed Services Framework is deemed approved on the terms contained in the Licensed Services Framework, but only to the extent that:

(i)	the terms are consistent with this agreement;

(ii)	the terms do not impose any obligation on Sprint to pay money to Call-Net or any third party; and

(iii)	the terms do not impose any obligation on Sprint to purchase items from Call-Net or any third party, subject to Sprint’s obligations in Section 8.8.

2.2.4 License Schedule

When the parties have agreed on the terms of a Licensed Services Framework with respect to a service or one is deemed approved, the parties will execute a License Schedule in the form of the attached Exhibit A. The License Schedule will contain the agreed to Licensed Services Framework and identify particular services, Sprint Trademarks, Call-Net Product Marks, Technology and Know-How, all as applicable, to be used in connection with the Licensed Services Framework, and a description of the warranties relating to the Intellectual Property, if any.

2.2.5 Effect of License Schedule

On the execution of each License Schedule:

(a)	the service becomes a Licensed Service under this agreement,

(b)	the terms and conditions of the trademark license in Section 4 apply to the Sprint Trademarks identified in the License Schedule and they become Authorized Marks, and the Call-Net Product Marks (if any) become approved; and

(c)	the Intellectual Property licenses in Section 5 apply to all Intellectual Property delivered or disclosed to Call-Net in connection with the Licensed Services.

If the parties are unable to agree on the terms of the Licensed Services Framework, then either party may submit the matter to the dispute resolution process under Section 16. The parties will use commercially reasonable efforts to cause the dispute to be resolved within 30 days of the submission of the dispute to dispute resolution.

2.3 Previously Licensed Services

As of the date of this agreement, the Previously Licensed Services are deemed by the parties to be Licensed Services to be provided to customers at the same level of quality as existed for them immediately before the execution of this agreement. The Sprint Trademarks and Intellectual Property delivered or disclosed by Sprint to Call-Net and its Affiliates in connection with those Previously Licensed Services are deemed licensed to Call-Net and its Affiliates for the term, or transferred for the term, and the Call-Net Product Marks are deemed authorized for the term, subject to the terms and conditions contained in this agreement.

The parties have listed on Exhibit B all of the Previously Licensed Services and Call-Net has provided information to Sprint indicating the quality levels at which Call-Net presently provides the services. Call-Net is not aware of any current disputes with Sprint regarding the quality of any Previously Licensed Service included on Exhibit B. If the parties after the date of this agreement determine that a service should have been listed as a Previously Licensed Service on Exhibit B, the parties will amend Exhibit B to include that service. If the parties do not reasonably agree on inclusion of that service in Exhibit B, Call-Net will prepare a Licensed Services Framework for the service.

Before the date of this agreement, Call-Net has provided to Sprint a list of all Sprint Trademarks and Call-Net Product Marks used by Call-Net in connection with any Previously Licensed Services, along with a reasonably detailed description of the use for each trademark. Those trademarks are listed on Exhibit D.

2.4 Sprint Trademarks

Call-Net, and on the request of Call-Net, an Affiliate of Call-Net, has the right to use in accordance with the terms of this agreement the Sprint Primary Marks in the Territory for any product or service that is the subject of a Licensed Services Framework or is in respect of a Previously Licensed Service.

If the Call-Net product or service that is the subject of a proposed Licensed Services Framework is substantially the same (after taking into account the exceptions in (i) and (ii) of Section 8.1) as a Sprint product or service offered in the United States, from the perspective of the customer, Call-Net’s proposed Licensed Services Framework will state that the trademarks that Call-Net will use in the Territory for the product of service will be identical to the Sprint Trademarks that Sprint uses for the product or service in the United States, if the Sprint Trademarks are available for use in the Territory and are not inconsistent with marketing the product or service in Canada or with Canadian regulatory restrictions. For example, a product name of “The Most™ for the Big 10 States” would not be applicable in Canada. Call-Net may continue to use the Sprint Trademarks, including any Call-Net Product Marks, it has been using on a Previously Licensed Service, regardless of whether the Previously Licensed Service involves a product or service substantially the same as the Sprint product or service offered in the United States from the perspective of the customer.

If the Call-Net product or service is not substantially the same as any Sprint product or service offered in the United States from the perspective of the customer, Call-Net’s proposed Licensed Services Framework will state that the Call-Net Product Marks that Call-Net uses for the product or service in the Territory will not be substantially similar to any Sprint Trademarks that Sprint is using in the United States as the trademarks in the Territory for the product or service, except for all Sprint Trademarks already used with Previously Licensed Services and the Sprint Primary Marks.

If Call-Net requests, Sprint will cooperate with Call-Net in Call-Net’s registering and protecting in the Territory a Call-Net Product Mark. Sprint may establish standards in the Brand Identity Standards for the use of a trademark for any product or service that is not substantially the same as any Sprint product or service offered in the United States if that trademark is used in conjunction with the Sprint Primary Marks. The Brand Identity Standards for such a trademark will not be inconsistent with the use of the trademark as described in the Licensed Services Framework related to that trademark. No Call-Net Product Mark will use any unique part of any Sprint Trademarks, nor will any Call-Net Product Mark be confusingly similar to any Sprint Trademark.

2.5 Possible Future Services

2.5.1 General

Call-Net may request that Sprint permit it to market and provide a Sprint-branded telecommunications product or service that is not a Licensable Service (e.g., Sprint-branded products or services such as wireless, Information Services, satellite services, and similar products or services) (“Possible Future Services”) by delivering to Sprint a proposed Licensed Services Framework in which the Possible Future Service will be treated as if it is a Licensable Service. Sprint will reasonably cooperate in providing Call-Net with the Business Know-How and other information reasonably required by Call-Net (including summary Documentation, if available) in preparing the Licensed Services Framework and will provide to Call-Net a written list of objective criteria reasonably established by Sprint that Call-Net must meet in order to market and provide the Possible Future Service. Sprint will be acting reasonably if the criteria reflect Sprint’s own reasonable internal plans with respect to Possible Future Services, including Sprint’s reasonable time frames for implementing the Possible Future Services. Sprint will not unreasonably withhold or delay its approval of the proposed Licensed Services Framework.

The proposed Licensed Services Framework will include a business case showing the economic impact of the proposed Possible Future Service on the business of Call-Net. The business case will be in sufficient detail and for sufficient time periods to permit Sprint to reasonably understand the implications of deployment of the Possible Future Service. Among other reasons, Sprint can refuse to approve the Licensed Services Framework if Sprint reasonably believes that the business case does not support the implementation of the Possible Future Service.

Sprint may withhold approval of the Licensed Services Framework if Call-Net fails to satisfy the objective criteria provided by Sprint to Call-Net, including without limitation if:

2.5.1.1 Adverse Impact

Sprint reasonably believes that the use of the Sprint Primary Marks, Technology (to the extent part of the Licensed Services Framework), Technical Know-How (to the extent part of the Licensed Services Framework), or equipment, software or systems to be used by Call-Net in the deployment of the service:

(a)	will adversely impact the value of the Sprint Primary Marks;

(b)	subject to the exceptions provided for “Functionally equivalent and seamless” Licensed Services provided in Section 8.1(i), (ii) and (iv), will not meet the quality and performance standards described in this agreement;

(c)	with respect to the Authorized Marks, will vary from the Brand Identity Standards; or

(d)	subject to the exceptions provided for “Functionally equivalent and seamless” Licensed Services provided in Section 8.1(i), (ii) and (iv), with respect to Technology and Technical Know-How, will materially vary from the guidelines set forth in Sprint’s or Sprint’s Affiliates’ Documentation relating to the Technology and Technical Know-How.

2.5.1.2 Material Adverse Effect

Sprint reasonably determines that implementation of the Licensed Service as proposed in the proposed Licensed Services Framework would have a material adverse effect on Sprint.

2.5.1.3 Proper Utilization

Sprint reasonably concludes that the product or service will not be or is not capable of being properly utilized, as determined by Sprint (e.g., the customer support levels proposed by Call-Net are significantly less than the customer support levels Sprint maintains for the product or service, or Call-Net does not have the underlying infrastructure to deliver the product or service at least at the level of quality that Sprint delivers the product or service subject to the exceptions provided for “Functionally equivalent and seamless” Licensed Services provided in Section 8.1(i), (ii) and (iv)).

2.5.1.4 Association

Sprint concludes that it does not desire to have the Sprint brand associated with the service or product the subject of the proposed Licensed Services Framework, if it has reached the same conclusion in respect of the United States market.

2.5.2 Wireless Services

In addition to the criteria in Section 2.5.1, any approval by Sprint of a Licensed Services Framework permitting Call-Net to offer mobile telephony services in the Territory using the Sprint Trademarks or Intellectual Property is subject to the following additional criteria:

(a)	[ * ]

(b)	[ * ]

(c)	[ * ]

2.5.3 Procedure

If the Licensed Services Framework with respect to the Possible Future Services meets the objective criteria provided by Sprint to Call-Net, the parties will execute a License Schedule in the form of Exhibit A. The License Schedule will include the Licensed Services Framework.

On the execution of the License Schedule:

(a)	the Possible Future Services identified in the License Schedule is a Licensable Service and a Licensed Service under the terms and conditions of this agreement (including, without limitation, all territorial restrictions), except in the case of Know-How transfers, the Possible Future Services will not be treated as Licensable Services nor Licensed Services and Call-Net will only have access to Know-How for Possible Future Services to the extent set out in the License Schedule;

(b)	the terms and conditions of the trademark license in Section 4 apply to the Sprint Trademarks identified in the License Schedule and they become Authorized Marks, and the Call-Net Product Marks (if any) become approved; and

(c)	the Intellectual Property licenses in Section 5 apply to all Intellectual Property delivered or disclosed to Call-Net in connection with the Possible Future Services.

If the parties are unable to agree on the terms of the Licensed Services Framework, then either party may submit the matter to the dispute resolution process under Section 16. The parties will use commercially reasonable efforts to cause the dispute to be resolved within 30 days of the submission of the dispute to dispute resolution.

2.6 Services Requested by Sprint

If Sprint wants to have a product or service that is either a Licensable Service or a Possible Future Service offered in the Territory and is at the time of the request not offered in the Territory, then Sprint will first request that Call-Net provide to customers in the Territory the product or service. The request from Sprint will be in writing and describe: (i) the requested product or service, (ii) the terms on which Sprint requests the products or services to be offered, and (iii) any other relevant information that Call-Net may need to evaluate its ability to provision the product or service.

Call-Net agrees to take all reasonable steps to implement the requested product or service as promptly as possible in accordance with the provisions in this section. However, Call-Net is not obligated to take any steps to implement a requested product or service if Call-Net is already providing a functionally equivalent and seamless product or service from the perspective of the customer, subject to Canadian Requirements, at the time of the request; in such circumstances, Sprint’s rights to offer the product or service in the Territory as provided below does not apply.

If Call-Net’s provisioning of the product or service in the Territory is not reasonably expected by Call-Net to produce sufficient revenues to cover all Incremental Costs (modified as necessary for this context) to Call-Net and a reasonable operating margin for Call-Net, the parties will endeavor to agree on fair and equitable financial arrangements to assure that Call-Net can provide the product or service on a basis that covers all Incremental Costs and a reasonable operating margin for Call-Net.

If within 60 days after Sprint’s request the parties cannot reach agreement with respect to the financial arrangements, Sprint has the right for [ * ] after the end of the 60 day period to enter into agreements with its Affiliates or third parties for the implementation and operation of the product or service in the Territory, on terms no more favorable to the other party than those last offered to Call-Net. If Sprint decides to provide the product or service itself or through an Affiliate, Sprint must use commercially reasonable efforts to utilize Call-Net’s facilities in providing the product or service, except Sprint does not have to approach Call-Net regarding utilization of Call-Net’s facilities for the product or service if Call-Net refused to offer the product or service primarily because it did not have the facilities to provide the product or service.

With respect to a Sprint request for any wireless Possible Future Services, the 60 day period referred to in the paragraph above becomes a [ * ].

If Sprint enters into an agreement with a Sprint Affiliate or a third party as set forth in this section, Call-Net will during the term of the agreement:

(a)	not have the right to license, or otherwise obtain from Sprint access to and the right to implement, the Technology for the purpose of implementing and operating the requested product or service in the territory;

(b)	not, directly or indirectly, establish and operate the requested product or service in the Territory on substantially the same terms; and

(c)	have no rights with respect to the Authorized Marks related to the requested product or service.

Call-Net has the first right to offer the product or service in the Territory, if the agreement with the third party terminates, or comes up for renewal and Sprint or the third party indicate in writing that they are not renewing the agreement.

2.7 Exclusions

Sprint is not obligated to license, transfer, share or otherwise provide to Call-Net those portions of Licensed Services, Know-How or Technology or any other information or intellectual property that Sprint or any of its Affiliates is not permitted to license, transfer, share or otherwise provide to Call-Net because of the terms and conditions of any laws, rules, or regulations, or any third party agreements, subject to Sprint’s obligations under Section 8.8.

2.8 Cross Border Sales

The parties will co-ordinate sales efforts to multi-national customers in accordance with the Cross Border Sales Memorandum contained in Exhibit E. The parties will at least once a year review the terms of Exhibit E and modify those terms as they mutually agree. As to any inconsistency between the Cross Border Sales Memorandum and this agreement, the terms of this agreement control.

2.9 E | Solutions Agreement

The parties are parties to a Hosting Services Wholesale Distribution Agreement dated July 11, 2001, which will remain in full force and effect after execution of this agreement. As to any inconsistency between this agreement and the Hosting agreement regarding the subject matter of the Hosting agreement, the Hosting agreement will control, unless the parties execute a Licensed Services Framework regarding hosting in which case this agreement will control.

3. DISTRIBUTION OF PRODUCTS

3.1 Products with the Sprint Brand

Sprint grants to Call-Net and, on the request of Call-Net, will grant to an Affiliate of Call-Net, the non-exclusive, non-transferable right to sell, distribute for sale, and promote the Products solely in the Territory. Call-Net and North Supply will meet as soon as reasonably possible following a request by Call-Net or Sprint, in order to discuss the Products that may be supplied by North Supply for distribution in the Territory. If Call-Net desires to sell Products in the Territory that are not supplied to Call-Net from North Supply, Call-Net will obtain Sprint’s approval before any sale, which approval will not be unreasonably withheld or delayed. Each party will cooperate with the other and co-ordinate with the other its activities related to the distribution of the Products in order to minimize any brand confusion in the Territory. If Call-Net decides to purchase Products from Sprint for sale in Canada, the parties will use commercially agreeable efforts to agree on a distribution agreement. Sprint has no obligation to sell any Products to Call-Net if a distribution agreement has not been made between the parties.

3.2 Products without a Sprint Primary Mark

Call-Net has the right to sell or distribute products that do not have a Sprint Primary Mark if the sale or distribution of the products is incidental and related to the provision of Licensed Services that use a Sprint Primary Mark. Call-Net must give to Sprint at least 30 days’ prior written notice of its intention to sell or distribute those products, and Sprint has the right to review the products before the distribution of the products to ensure that the products are of an acceptable quality (other than for products currently sold in conjunction with Previously Licensed Services). If in the reasonable opinion of Sprint the Products are not of an acceptable quality, within the 30 days’ notice period, Sprint may object to the sale of such Products by Call-Net and Call-Net will not sell the Products.

3.3 Creation of a Product

Call-Net may request that Sprint grant a third party manufacturer or distributor the right to put a Sprint Primary Mark on an item of tangible personal property if Call-Net desires that item to become a Product. Sprint will consider the request, but may refuse to grant the request for any reason.

4. TRADEMARK LICENSE

4.1 Grant of License for Licensed Services Trademarks

Subject to the terms and conditions set forth in this agreement, Sprint grants to Call-Net and, on the request of Call-Net, will grant to an Affiliate of Call-Net, an exclusive, non-transferable license, with no right to sub-license, to use solely in the Territory during the term of this agreement the Licensed Services Trademarks identified in the Licensed Services Framework approved under Section 2.2 or listed on Exhibit D. For purposes of this section 4, “exclusive” means exclusive to Call-Net and its Affiliates, as a group. The Licensed Services Trademarks may only be used by Call-Net to sell, distribute for sale, and promote the products and services the subject of the Licensed Services Frameworks, or the Previously Licensed Service; except that the Sprint Primary Marks may be used for general corporate marketing and internal purposes. When Sprint grants licenses to Call-Net or its Affiliates for additional Licensed Services Trademarks, then Exhibit D of this agreement is deemed amended to reflect the addition of the trademarks.

4.2 Grant of License for Possible Future Services Trademarks

If Sprint and Call-Net agree under the terms of Section 2.5 that Call-Net or its Affiliates may have the license to a Possible Future Service, then, subject to the terms and conditions of this agreement, Sprint will grant to Call-Net and, on the request of Call-Net, will grant to an Affiliate of Call-Net, an exclusive, non-transferable license, with no right to sub-license, to use solely in the Territory during the term of this agreement the Possible Future Services Trademarks identified in the Licensed Services Framework approved under Section 2.5. The Possible Future Services Trademarks may only be used by Call-Net to sell, distribute for sale, and promote the products and services the subject of the Licensed Services Framework. When Sprint grants licenses to Call-Net or its Affiliates, then Exhibit D of this agreement is deemed amended to reflect the addition of the trademarks.

4.3 Grant of License for Products Trademarks

Subject to the terms and conditions of this agreement, Sprint grants to Call-Net or, on the request of Call-Net, will grant to an Affiliate of Call-Net, a non-exclusive, non-transferable license to use solely in the Territory during the term of this agreement the Products Trademarks. When Sprint grants licenses to Call-Net or its Affiliates for additional Products Trademarks then Exhibit D of this agreement is deemed amended to reflect the addition of the trademarks.

4.4 Sprint Use of Authorized Marks in Territory

Notwithstanding any grant of exclusivity, Sprint, its Affiliates or other third parties authorized by and acting on behalf of Sprint may use the Sprint Trademarks in the Territory only if:

(a)	the use is incidental to the offering of a Licensable Service by Sprint or its Affiliates to customers who primarily reside or primarily conduct business outside of the Territory (e.g., Sprint Trademarks that appear on a Canadian resident’s screen when the resident visits a Sprint web site primarily intended for residents outside of the Territory; or the use by individuals residing in the United States of their phone cards while travelling within the Territory);

(b)	Sprint’s advertising or web content/marketing originating outside the Territory and directed primarily to the public residing or conducting business outside of the Territory, reaches the Territory incidentally;

(c)	Sprint may use the Sprint Trademarks on any product or service that Sprint has the right to sell in the Territory as provided in this agreement, including, without limitation, use on a Possible Future Service that Call-Net has chosen not to provide after a request by Sprint under Section 2.6; or

(d)	the Sprint Trademarks are being used by those parties in the Territory as of the date of this agreement on a Possible Future Service (e.g., advertising by Bell Canada of its wireless roaming agreement with Sprint), but such use will be limited to the current uses of the Possible Future Service.

In addition to Sprint reserving the right to use the Sprint Trademarks or license their use to third parties in accordance with Sections 2.6 and 4.8, Sprint may use the Sprint Trademarks in the Territory strictly for the purpose of marketing products and services, if the marketing:

(i)	is to Canadian telecommunications carriers (i.e., ILECs, CLECs, cable companies, alternate inter-exchange carriers and substantially similar companies);

(ii)	is in respect of products or services that Sprint can provide without using any facilities in the Territory (e.g., termination in or origination from the Unites States of voice calls); and

(iii)	involves a “meet me” or interconnection point outside of the Territory.

4.5 Call-Net Use of Authorized Marks out of Territory

Call-Net, its Affiliates or other third parties authorized by and acting on behalf of Call-Net may use the Authorized Marks outside of the Territory only if:

(a)	the use is incidental to the offering of a Licensable Service by Call-Net or its Affiliates to customers who primarily reside or primarily conduct business in the Territory and the use is not related to any Call-Net telecommunications services offered in the United States (e.g., Authorized Marks that appear on a United States resident’s screen when the resident visits a Call-Net web site primarily intended for residents inside the Territory; or the use by individuals residing in Canada of their phone cards while travelling within the United States); and

(b)	Call-Net’s advertising or web content/marketing originating inside the Territory and directed primarily to the public residing or conducting business inside the Territory, reaches outside the Territory incidentally.

4.6 Trademark Standards

Sprint will deliver to Call-Net on or immediately after the date of this agreement the most recent version of the Brand Identity Standards. If there is an inconsistency between the terms of this agreement and the Brand Identity Standards, the terms of this agreement control.

The parties acknowledge that the Brand Identity Standards are currently embodied in a document written for Sprint’s internal departments, and as such, their application to Call-Net under this agreement should be read and interpreted with logical modifications, it being understood that the document may be modified in the future to apply more specifically to Call-Net. For example, with respect to the current Brand Identity Standards and without limitation:

(a)	most references to “Sprint Legal” or “Sprint Law Department” should be read as “Call-Net Legal” or “Call-Net Law Department”;

(b)	many references to “Sprint” with respect to the introduction of new products and co-branding arrangements should be read as “Call-Net”;

(c)	limitations on name creation to English names should be read as English or French in recognition of the Canadian market;

(d)	references to US-specific legal analysis (e.g., service marks, trademark search rules) should be modified as necessary to reflect the Canadian legal system;

(e)	upon request, Sprint will promptly make available forms referred to by intranet hotlink which are inaccessible to Call-Net users;

(f)	the Section titled “Copyright and Trademark Notices” does not apply, and reference instead should be made to Section 4.12 of this agreement. For greater certainty, Call-Net retains all copyright in its own produced material;

(g)	in Canada where a vendor or contractor wishes to mention Sprint Canada in a list of clients, or where there is a description of Sprint Canada, Sprint Canada business units, Sprint Canada products or the relationship between Sprint Canada and another company, Call-Net legal and business approval is sufficient; and

(h)	subject to Section 4.16 of this agreement, marketing materials do not have to be pre-approved by Sprint Corporate Brand Management.

Subject to the paragraph above, Call-Net and its Affiliates must comply at all times with the Brand Identity Standards established by Sprint from time to time for each Authorized Mark. In addition to the foregoing Call-Net and its Affiliates must at all times use each Authorized Mark in a manner that will preserve and protect the goodwill, reputation and name of Sprint with respect to the Authorized Mark.

If Call-Net’s use of any Authorized Mark varies from the Brand Identity Standards because of a change to the Brand Identity Standards by Sprint, Call-Net may exhaust its existing stocks of materials displaying the Authorized Mark within a commercially reasonable period of time, but

Call-Net will promptly modify those materials that can be changed (e.g., web materials) without waiting for its complete inventory of other materials to be depleted. If, however, Call-Net’s use of any Authorized Mark varies from the Brand Identity Standards and any variance agreed on by the parties in writing, for any other reason, Call-Net will immediately cease using all materials displaying the Authorized Mark.

Call-Net may request in writing that Sprint permit Call-Net to vary from the Brand Identity Standards for Authorized Marks associated with certain Licensed Services.

Sprint will consider the requested deviations and will not unreasonably withhold or delay approval. Sprint may refuse approval in its discretion if Sprint reasonably concludes that the deviation may impair the goodwill or reputation associated with the Authorized Mark in question.

At all times any display or advertising of the Sprint Trademarks by Call-Net must be of a standard substantially equivalent or better than those set by Sprint and disclosed to Call-Net for the provision of its own products and services.

4.7 Use of Brand

Call-Net will use the Authorized Marks in accordance with Section 2.4 for all Licensable Services it provides, except: (i) where the nature of the service offered is inconsistent with the use of the brand and Sprint Trademarks (e.g., extreme discount long distance services, etc.); and (ii) for services provided on a wholesale basis where the end user is not a customer of Call-Net.

4.8 Sprint’s Right to Market Possible Future Services in the Territory

Subject to the terms and conditions of Section 2.5 and 2.6, Sprint may utilize the Possible Future Services Trademarks to market, sell and distribute in the Territory a product or service that is a Possible Future Service. If Call-Net and Sprint subsequently agree that Call-Net may offer the product or service as a Licensed Service then the parties will establish in the Licensed Services Framework for that product or service a reasonable transition from Sprint to Call-Net of the Sprint customers for the product or service.

4.9 Reservation of Rights

Sprint reserves the right to use the Authorized Marks or license their use to third parties in connection with any activities within or outside of the Territory that Sprint or its Affiliates are not precluded from engaging in under the terms of this agreement.

4.10 Use of the Authorized Marks

Except for co-branding arrangements and Call-Net Product Marks existing as of the date of this agreement, Call-Net must not use any other trademark, service mark, phrase, word or symbol, whether owned by Call-Net, its Affiliates or by third parties, in conjunction with the Authorized Marks, without first consulting with Sprint and obtaining Sprint’s prior approval in writing with respect to the use of the trademarks, service mark, Call-Net Product Mark, phrase, word or symbol, which approval will not be unreasonably withheld or delayed. Sprint may refuse approval in its discretion, if Sprint reasonably concludes that the use of any other trademark, service mark, Call-Net Product Mark, phrase, word, or symbol by Call-Net may impair the goodwill or reputation associated with the Authorized Marks in question. Except as explicitly set forth in this agreement, Call-Net’s use of each Authorized Mark must at all times comply with the Brand Identity Standards for that trademark. Call-Net agrees that if Sprint reasonably concludes that the use of any co-branding arrangements or Call-Net Product Marks existing as of the date of this agreement may impair the goodwill or reputation associated with the Authorized Marks in question, Call-Net will make commercially reasonable efforts to rectify the situation.

Call-Net may request approval to use the other mark in conjunction with the Authorized Marks by delivering to Sprint a written request (which, in the case of a Call-Net Product Mark, may be included in the Licensed Services Framework process described above) for trademark use detailing the intended use and how the mark is to be used in conjunction with the Sprint mark. Call-Net may give a notice of failure to respond to Sprint Management and to Sprint, if Sprint fails to respond within 7 days.

The notice of failure to respond will be in writing and include:

(a)	the date the request for trademark use was delivered to Sprint;

(b)	the date on which the trademark use is deemed approved if Sprint Management does not respond, which date must be at least 14 days after the date of the notice;

(c)	a copy of the request for trademark use; and

(d)	contact information for Call-Net.

If Sprint Management does not respond to the request for trademark use within 14 days of receipt of the notice, then the request for trademark use is deemed approved on the terms contained in the request for trademark use but only to the extent that:

(i)	the terms are consistent with this agreement;

(ii)	the terms do not impose any obligation on Sprint to pay money to Call-Net or any third party;

(iii)	the terms do not impose any obligation on Sprint to purchase items from Call-Net or any third party; and

(iv)	the proposed use does not infringe on another trademark or violate any third party’s rights to a trademark.

4.11 Use of Similar Authorized Marks

Call-Net may not use:

(a)	any trademark or phrase colorably imitating or confusingly similar to any Authorized Mark or any part thereof, whether in a Roman or any other alphabet or otherwise; or

(b)	any word, symbol, character, or set of words, symbols, or characters, which in any language would be identified as substantially the equivalent of an Authorized Mark.

4.12 Proprietary Rights Legends

Call-Net must place the following notice on all licensed material that an Authorized Mark appears: “[Authorized Mark] is a trademark of Sprint Communications Company L.P. used under license by [Name of Call-Net entity]”. If a third party is the owner of the relevant Authorized Mark, Sprint must advise Call-Net and Call-Net must refer to the third party in any notice with respect to the relevant Authorized Mark and indicate that the relevant Authorized Mark is used under license from Sprint.

4.13 No Sublicensing

The grant of rights under this agreement by Sprint to Call-Net or Call-Net’s Affiliates is personal to Call-Net or Call-Net’s Affiliates, as the case may be, and does not include the right to appoint any sub-licensee. Sprint acknowledges that Call-Net maintains a selling agent program and from time to time may enter into co-branding arrangements with customers, portals and other strategic relationships, as well as outsourcing arrangements such as mailing, billing and printing, and that, provided the arrangements comply with the Brand Identity Standards (including the sublicensing standards, if any) and with Section 4.10 and that Call-Net at all times retains proper oversight over use of the Authorized Marks, such situations do not constitute sub-licensing for purposes of this section.

4.14 Call-Net’s Corporate Name

Call-Net must not use any Authorized Mark in its corporate or business name, nor allow any of its Affiliates to use an Authorized Mark in their respective corporate or business names, without first consulting with Sprint as to the manner of the use and obtaining the prior written consent of Sprint, which consent will not be unreasonably withheld. Sprint consents to the use of the name “Sprint Canada Inc.” or “Sprint Canada” by a Call-Net Affiliate in the Territory during the term of this agreement.

Call-Net has the right to register domain names incorporating “Sprint Canada”, “sprint.ca” and other “.ca” names incorporating the Authorized Marks, during the term of the Agreement (collectively, the “Domain Names”). Other than as provided above, if Call-Net wishes to register domain names with the name “Sprint”, it may do so only with Sprint’s prior written approval, which approval must not be unreasonably withheld. Call-Net agrees that on the termination of the Agreement, it must cooperate with Sprint in the transfer of all Domain Names to Sprint.

4.15 Inspection of Call-Net’s Facilities

Sprint has the right, at all reasonable times on at least 24 hours prior written notice, to inspect Call-Net’s facilities and to take the other reasonable actions in order to ensure that each Authorized Mark is being used in a manner that complies with the Brand Identity Standards for the Authorized Mark. Call-Net will provide to Sprint all information that Sprint reasonably requests regarding Call-Net’s compliance with the Licensed Services Frameworks, the Brand Identity Standards, or this agreement.

4.16 Approval of Materials

On request, Call-Net will provide to Sprint for approval all material on which an Authorized Mark appears and Call-Net agrees to amend any packaging, labels, advertising and other material if the use of an Authorized Mark is not approved by Sprint; except, that approval may not be withheld if use of the Authorized Marks is consistent with the Brand Identity Standards. If Sprint provides to Call-Net examples of how an Authorized Mark should be used on packaging, labels, advertising and other material, the use of the Authorized Mark by Call-Net in substantially the same manner (whether in English or in French) is deemed approved by Sprint, if the use is consistent with the Authorized Mark as registered.

4.17 Registration of Authorized Marks

Sprint represents and warrants that Exhibit D sets forth the current status of registrations or applications for registration under the Trademarks Act of Canada for the Authorized Marks on the Exhibit. For any Authorized Marks, whether registered in the Territory or not, Sprint will use commercially reasonable efforts at its own expense and in its own name to register, prosecute or to maintain the trademark applications and registrations as may be necessary as determined by Sprint in its discretion, exercised reasonably, to obtain or maintain protection for each Authorized Mark in the Territory at least equivalent to any trademark protection sought or obtained by Sprint in the United States for the Authorized Mark.

On request, Sprint will use commercially reasonable efforts to amend any applications or registrations to the extent necessary to include an accurate description of the Licensed Services in association with how the Authorized Marks are used. If Call-Net is enjoined from the use of the mark “Sprint” in the provision of the Licensed Services, the parties agree that the event will constitute a Default under Section 14.4 (unless the right to use the mark had been previously terminated under the provisions of this agreement).

Subject to the provisions of this section, Sprint makes no representation or warranty to Call-Net that any Authorized Marks are capable of being registered or are available for registration in the Territory.

If any Authorized Mark that Call-Net wishes to use from time to time is not capable of being used in Canada at any time, the parties will consult with each other as to any other trademark or other mark owned by Sprint to be used in substitution, which will then be deemed to be an Authorized Mark under this agreement, or alternatively agree to a reasonably acceptable Call-Net Product Mark.

4.18 Rights to the Authorized Marks

Call-Net agrees that the Authorized Marks are proprietary to Sprint and nothing in this agreement constitutes the grant of a general license for their use; rather they may only be used in accordance with this agreement. Call-Net acquires no right, title, or interest in the Authorized Marks or the goodwill associated with the Authorized Marks due to its use of the Authorized Marks, other than the right to use the Authorized Marks in accordance with this agreement. All uses of the Authorized Marks by Call-Net must inure to the benefit of Sprint or a third party owner that has authorized Sprint to grant Call-Net rights to the Authorized Marks.

Sprint represents and warrants that it owns the Authorized Marks or has been authorized to sublicense their use as provided in this agreement. In accepting this agreement, Call-Net acknowledges Sprint’s ownership of the Authorized Marks, the goodwill connected with them and the validity of the Authorized Marks. Call-Net agrees that it will not acquire rights in the Authorized Marks due to their use by Call-Net. Call-Net will not attack the Authorized Marks in any manner whatsoever nor assist anyone in attacking the Authorized Marks.

Call-Net agrees that it will not:

(a)	make any application to register the Authorized Marks; nor

(b)	use any confusingly similar trademark, service mark, trade name or derivation;

during and after expiration or termination of this agreement. Call-Net will not adopt, use, file for registration, or register any trademark, service mark, or tradename that may be an infringement of any Authorized Mark or result in a likelihood of confusion with an Authorized Mark, but for greater certainty may register and use its own proprietary Call-Net Product Marks both during this agreement and following termination, provided the marks comply with the foregoing.

This Section 4.18 survives the termination of this agreement. On termination of this agreement, subject to the transition provisions in this agreement, all rights of Call-Net to use the Authorized Marks will expire; Call-Net must discontinue use of the Authorized Marks, but for greater certainty may continue to use its own proprietary Call-Net Product Marks.

4.19 International Matters

Sprint retains the right to license the use of the Authorized Marks in the Territory in connection with global telecommunications services provided by a global alliance with which Sprint may become affiliated from time to time if:

(a)	[ * ]

[ * ]

(b)	in any event, the Authorized Marks cannot be licensed to the global alliance or otherwise in respect of global telecommunications services that include or involve, Licensed Services under this agreement as at the date that the global alliance is formed.

For purposes of this section a global alliance is a venture that is:

(i)	international in scope in that it will sell products on and have a material presence in [ * ];

(ii)	the alliance primarily sells telecommunications products;

(iii)	if in the form of a joint venture where no third party holds significant negative control, Sprint has more than [ * ] of the Voting Equity Securities, but less than [ * ] of the Voting Equity Securities; and

(iv)	if in the form of a joint venture where a third party holds significant negative control, Sprint holds more than [ * ] of the Voting Equity, but less than [ * ] of the Voting Equity Securities.

An example of a global alliance under this section is Global One when Sprint was a member of Global One.

If Sprint grants rights to use the Authorized Marks to a global alliance as permitted under this section, Sprint and Call-Net will exercise commercially reasonable efforts to minimize channel conflict and customer confusion.

4.20 Infringement

Call-Net must promptly notify Sprint of any infringement of an Authorized Mark that comes to Call-Net’s attention. Sprint in its sole discretion may take such action as may be required to terminate the infringement. If Sprint decides that action should be taken, Sprint may take the action either in its own name or, alternatively, Sprint may authorize Call-Net to initiate the action in Call-Net’s name.

If Sprint does not decide to take any action within 30 days of its notification of the infringement, Call-Net may notify Sprint in writing of its intention to prosecute the action at its own expense. Sprint will have 10 days in which to respond to Call-Net regarding its planned action in response to the notification, which action is in Sprint’s sole discretion. If the response does not entail Sprint responding to the infringement, or if Sprint fails to respond to Call-Net within the 10 day period, Call-Net will be entitled to undertake the action at Call-Net’s expense. Call-Net must keep Sprint apprised of all material developments in the case and must make no settlement of the action that Sprint reasonably concludes would impair the goodwill or reputation of the Authorized Marks.

Call-Net agrees to cooperate fully with Sprint to whatever extent necessary to prosecute any action, with all expenses being borne by Sprint.

If Call-Net has commenced prosecution of an infringement action as permitted above, Sprint has the right to assume the prosecution of the action on written notice to Call-Net, except Sprint must promptly reimburse Call-Net for all costs and expenses (if any) incurred by Call-Net in the prosecution of the claim.

Regardless of which party prosecutes an Authorized Mark infringement claim, the damages recovered by the parties will first be used to reimburse the expenses on a pro rata basis that each party incurred in pursuing the prosecution. Expenses include time spent by in-house lawyers (as provided in Section 16.6) in managing and pursuing the prosecution. If there are damages in excess of expenses then the damages will be allocated between the parties in accordance with the damage suffered by each. The provisions of this section must not be construed as limiting the rights of either party to recover damages from, or to exercise any other right or remedy against, any third parties in respect of any other claim that either party may have against the third parties.

4.21 Further Protection

At the reasonable request of Call-Net or Sprint, as the case may be, the other party must execute any papers or documents necessary to protect the rights of Sprint in the Authorized Marks, or Call-Net in the Call-Net Product Marks, as the case may be, and execute and deliver the other documents as may be reasonably requested by the party.

4.22 Abandonment of Sprint Trademark

If Sprint abandons the Sprint brand in the United States, then Call-Net’s sole and exclusive remedy is:

(a)	Call-Net may continue to use the Authorized Marks in the Territory until the expiration or other termination of this agreement; and

(b)	at the end of the term, Call-Net has the right for the next [ * ] days to purchase the rights to the Authorized Marks in the Territory at a price and at terms to be agreed on by the parties at the time (or, if the parties cannot agree on the price and terms of the purchase, at the price and terms determined by an arbitrator under the provisions of Section 16).

If in a Change of Control of Sprint, Sprint determines to abandon Sprint Trademarks that are also Authorized Marks in use by Call-Net, then Sprint will immediately advise Call-Net, and, for a reasonable royalty to be determined in the circumstances, permit Call-Net to use those marks in the Territory, for at a minimum until what otherwise would have been the Termination Date and will renew, at Call-Net’s expense, the trademark registrations for the Sprint Primary Marks, as necessary. In recognition of Call-Net’s requirement under Section 10.4 to otherwise transition from the Authorized Marks, Sprint will endeavor to make such determination in respect of ongoing use of the Authorized Marks in the Territory as soon as reasonably possible.

5. TECHNOLOGY

5.1 Business Know-How

Call-Net may request that Sprint provide to it particular Intellectual Property. Each party agrees to reasonably cooperate with the other party in responding to the request.

Call-Net will include sufficient detail in the request to enable Sprint to adequately respond to the request. Call-Net will make all requests to Sprint’s Project Management Office. The parties will meet from time to time to establish further particulars, if any, regarding the process to give effect to the foregoing. Any process agreed to in writing by the parties will supersede the process set out in this section.

5.2 Limitations

A party is not obligated to license to the other any of the Intellectual Property of a party under this agreement if:

5.2.1 Sale of Intellectual Property

the Intellectual Property itself (e.g., software or content), rather than a product or service using the Intellectual Property, is what is being sold to third parties.

5.2.2 Adverse Effect

a party reasonably believes that making available that Intellectual Property would:

(a)	compromise the security or integrity of any of its networks or systems, other than the ordinary compromise experienced in the interconnection of networks;

(b)	unreasonably adversely affect a material product, material technology, material software, or material development program of a party (for purposes of this subsection only the materiality threshold is [ * ] ); or

(c)	adversely affect the prosecution or maintenance of any patents or patent rights.

5.2.3 No Right to Transfer

the Intellectual Property cannot be shared or disclosed because of the terms and conditions of any laws, rules, or regulations, or any third party agreements, subject to Sprint’s obligations in Section 8.8.

5.2.4 Inadequate Preparation

if the party reasonably believes that the other party has not made adequate preparations reasonably necessary to use the requested Intellectual Property.

5.3 Intellectual Property Licenses and Rights to Use

Subject to the terms and conditions set forth in this agreement, Sprint grants to Call-Net and, on the request of Call-Net, will grant to an Affiliate of Call-Net, a non-exclusive, non-transferable license, with no right to sub-license, to use solely in the Territory during the term of this agreement the Know-How disclosed to Call-Net by Sprint. Call-Net may use that Know-How outside the Territory to the extent reasonable or necessary for purposes of providing Licensed Services outside the Territory as permitted by this agreement or if the use is as described in Sections 4.5(a) or (b).

Subject to the terms and conditions set forth in this agreement, Sprint grants to Call-Net and, on the request of Call-Net, will grant to an Affiliate of Call-Net, a non-exclusive, non-transferable license, with no right to sub-license, to use solely in the Territory during the term of this agreement the Sprint Software (the “Licensed Software”) and Technology. Call-Net may use the Licensed Software and Technology outside the Territory to the extent reasonable or necessary for purposes of providing Licensed Services outside the Territory as permitted by this agreement or if the use is as described in Section 4.5(a). A complete list of the Licensed Software as of the date of this agreement is set forth on Exhibit F. As Software is licensed to Call-Net, Exhibit F is deemed amended to incorporate the Licensed Software. The Licensed Software includes any modifications, upgrades, revisions or new releases of the Licensed Software as of the date any of it is provided to Call-Net by Sprint.

5.4 Permitted Use

Subject to the terms of this agreement, Call-Net has the right to use the Licensed Intellectual Property, and use and make a reasonable number of copies of the Documentation, only in the Territory and solely for the purpose of enabling Call-Net to provide in the Territory, Licensed Services in accordance with the terms this agreement, and for reasonable back-up purposes.

5.5 Sharing of Call-Net Business Know-How

Call-Net grants to Sprint the right to use solely outside the Territory all Call-Net know-how that is equivalent to the Business Know-How disclosed by Sprint to Call-Net (“Call-Net Business Know-How”), subject to any restrictions on Call-Net’s ability to do so imposed by the terms and conditions of any laws, rules, or regulations, or any third party agreements. Sprint may use the Call-Net Business Know-How within the Territory to the extent reasonable or necessary for purposes of providing incidental services within the Territory as permitted by this agreement.

5.6 Delivery of Intellectual Property

Any Intellectual Property delivered to a party under this agreement is delivered on an “As Is” basis, except to the extent that the Intellectual Property is delivered to a party as part of Functional Services or Consulting Services. During the term, Sprint will make personnel reasonably available at their normal place of work to representatives of Call-Net to discuss Know-How relating to the Intellectual Property and related Licensed Services, at no extra charge to Call-Net. For example, Sprint will provide Call-Net, during the term, with access to Sprint’s advertising materials, operating and sales practices and procedures, marketing materials, training course materials and initial training to enable Call-Net to provide training for marketing Licensed Services utilizing the Technology or Know-How.

Call-Net will accept installed software on its successful completion in Call-Net’s reasonable opinion of acceptance criteria set forth in the Licensed Services Framework for the software. On acceptance, or on initial commercial use by Call-Net, whichever first occurs, the installed software will be the Licensed Software. On completion of installation, Sprint will provide, one time, at no additional cost to Call-Net (other than travelling expenses, as applicable), such training packages and other training and know-how to Call-Net personnel sufficient to permit Call-Net to train Call-Net’s operational personnel to use the Licensed Software and provide the functionality, including training with respect to the use of any enhancements or modifications included in the Licensed Software, and a reasonable number of copies of Sprint’s existing marketing, product support and technical literature.

5.7 Limited Disclosure

Sprint will share with or disclose to Call-Net before the grant of licenses for Licensed Intellectual Property, Intellectual Property only to the extent that the sharing is reasonably necessary for Call-Net to develop a proposed Licensed Services Framework, subject to the terms and conditions of any laws, rules or regulations, any third party agreements and any prior grant of exclusivity.

5.8 Process

If Call-Net requests modifications of Sprint’s Licensed Software, including modifications needed to meet Canadian Requirements, Call-Net must request the modifications in a written proposal submitted to the Project Management Office of Sprint in accordance with procedures mutually agreed on by the parties from time to time. The anticipated procedures will include procedures to sufficiently apprise Call-Net of the nature and use of the Licensed Software to enable Call-Net to have the proposed modifications made.

5.8.1 Negotiation

The parties will discuss and negotiate each modification proposed by Call-Net. The agreed to terms and conditions of the proposed modification will include:

(a)	any Incremental Costs associated with the provision of the requested modification of Licensed Software;

(b)	any additional cost for obtaining third party rights in it;

(c)	any investigations required to ascertain the nature and extent of required third party rights if the parties agree the investigations are reasonably required; and

(d)	the cost for performing the representations, warranties, and indemnifications to be provided with the modification of Licensed Software, if any.

If a proposal is accepted and agreed on by both parties, then Sprint will provide the requested modification of Licensed Software on the terms and conditions set forth in the accepted proposal. Call-Net will accept the modification on the successful completion of a mutually agreed acceptance test based on performance of the functionalities intended to be performed as set forth in the proposal. On acceptance by Call-Net, or on initial commercial use by Call-Net (whichever first occurs), the modifications will be Licensed Software under this agreement.

5.8.2 Other Methods

If Sprint does not agree to Call-Net’s proposed modification of Licensed Software, the parties will cooperate with each other in order to determine other methods by which Call-Net may obtain the benefits of the requested modification of Licensed Software.

Sprint will make reasonable access available to the Source Code owned by Sprint to enable Call-Net to make a modification if:

(a)	the modification is necessary to implement Canadian Requirements;

(b)	the modification requires access to the Source Code owned by Sprint; and

(c)	there is not a commercially reasonable alternative to the modification that does not involve the modification of the Source Code.

Call-Net owns any modification to the Source Code that it pays for, without any compromise to the fact that Sprint at all times retains full ownership of the Source Code itself. Sprint will have the right to use the modification to the Source Code outside the Territory on the terms provided in this agreement.

5.8.3 Grant of License

Call-Net grants to Sprint an irrevocable, non-exclusive, transferable, perpetual license, to make, have made, use, sell, offer to sell, copy, reproduce, publish, distribute, prepare derivative works, perform, display, sublicense and to exercise all other rights whether now known or later created relating to any modifications of the Source Code. Sprint’s use, if any, of the modified Source Code in Canada remains subject to the terms of this agreement.

5.9 Sprint’s Intellectual Property Ownership Rights

Sprint retains all right, title to and ownership of any and all Intellectual Property provided to Call-Net under this agreement.

5.10 Call-Net Licensing to Third Parties

Subject to any confidentiality restrictions, Call-Net will advise Sprint of the terms and conditions that Call-Net licenses or sub-licenses to any third party providing Licensable Services in the United States any proprietary technology owned by Call-Net or licensed by Call-Net from a party other than Sprint or a Sprint Affiliate that Call-Net uses to provide Licensed Services in the Territory. Sprint may from time to time request a license, or as appropriate a sub-license, on the same terms and conditions that Call-Net is providing the proprietary Technology to the other party in the United States, subject to the terms and conditions of any laws, rules or regulations, any third party agreements and any prior grant of exclusivity. Sprint may from time to time ask Call-Net to provide information on the status of the licenses with third parties and Call-Net will, subject to any confidentiality restrictions, provide the information within 30 days of receiving the request from Sprint.

5.11 Sprint Use and Licensing Program

The grant of any License to Intellectual Property under this agreement does not exclude or preclude Sprint or its Affiliates from using the Licensed Intellectual Property in the Territory in connection with the performance of Licensed Services in the Territory as permitted by this agreement.

Subject to the restrictions provided in this section, Sprint may license the Intellectual Property to third parties in the Territory. Sprint will license the Intellectual Property in the Territory generally consistent with how it licenses the Intellectual Property in the United States, except that Sprint may make changes in the licensing program to account for different legal, regulatory, tax and other differences between Canada and the United States. Sprint will not license Intellectual Property to material competitors of Call-Net in the Territory unless Sprint is offering similar licenses to similar companies in the United States. For this purpose, a “competitor” includes any entity competing with Call-Net in the Territory with respect to the marketing or sale of a Licensed Service that is material to Call-Net’s business plans.

5.12 Copyright Notice

Each copy of the Licensed Intellectual Property and Documentation made by Call-Net must include the copyright or other proprietary notice contained in the copy delivered to Call-Net.

5.13 No Right to Source Code

Call-Net has no rights to own, obtain, use, or modify the Source Code versions of any Licensed Software that forms part of the Licensed Intellectual Property, except as provided in Section 5.8.

5.14 Program Defects

Sprint will advise, and provide copies to, Call-Net of any new release of Licensed Software (including upgrades and software to correct Program Defects) to Call-Net no later than 10 business days after Sprint implements the new release in a live production environment. The parties will agree on a process of notification if either party discovers a billing error or Program Defect that affects a Licensed Service or that will have a material adverse effect on customers. If the parties cannot agree then the dispute resolution provisions under this agreement will be used. Sprint will employ at least the same level of support in correcting the Program Defects as it employs in supporting its internal systems as of the date that Call-Net notifies Sprint of the needed correction.

For purposes of this section, “same level of support” means the same number of people with the same skill sets as Sprint would use for its own similar corrections, with each correction being given the same priority level or code that Sprint would assign to its own similar problems. Sprint has the right to invoice Call-Net for Sprint’s costs incurred in the correction of any billing errors, other service failures or Program Defects arising out of or related to defective, incorrect or improper material or data provided by Call-Net. Each party will provide the other with whatever information it has or acquires to help identify the cause of an error and its correction. Sprint is not responsible for the consequences of Call-Net putting any Technology into commercial use before acceptance.

5.15 Bad Data

For any transmission or magnetic medium received from either party that is determined to be unreadable, unprocessable, or contain bad data of which no portion can be processed by the other party’s system, the receiving party must notify the sending party immediately on, and in no event longer than 24 hours after, discovery of the condition. In addition, the receiving party must return any applicable tapes or files to the sender for recovery within that same 24-hour period. If a transmission containing the unreadable, unprocessable or bad data is discovered on a Saturday, Sunday or holiday for either party, the 24-hour period begins the next business day. Sprint and Call-Net must work together and use all commercially reasonable efforts to recover and process any initially unprocessable data under the terms of this agreement as soon as reasonably possible.

5.16 Software Medium

Sprint warrants that the media in which the Licensed Software is contained will be free from defects in materials and workmanship under normal use for a period of [ * ] after it is provided to Call-Net. In the event the media is defective, Sprint’s sole obligation is to replace it at no cost to Call-Net.

5.17 Limited Rights

The rights granted by Sprint to Call-Net do not include:

(a)	the right to sublicense the Licensed Intellectual Property; or

(b)	the right to alter or modify the Licensed Intellectual Property without Sprint’s prior written consent, except as provided otherwise in this agreement.

The rights granted by Sprint are personal to Call-Net and do not extend to any other person or entity.

Except as specifically set forth in this agreement, no express or implied license or right of any kind is granted to Call-Net regarding the Licensed Intellectual Property, including, but not limited to, any right to use, produce, receive, reproduce, copy, market, sell, distribute, transfer, translate, modify, adapt, disassemble, decompile, or reverse-engineer the Licensed Intellectual Property or create derivative works based on the Licensed Intellectual Property or any portions of the Licensed Intellectual Property.

5.18 Third Party Intellectual Property

If any of the Licensed Intellectual Property is licensed to Sprint under the terms of a license agreement entered into at arm’s length with any third party, the license to the Licensed Intellectual Property granted under this agreement is subject to the applicable terms of that license agreement (if Sprint makes Call-Net aware of the terms), including, without limitation, the applicable confidentiality provisions thereof; except that notwithstanding the terms of any such agreement:

(a)	Call-Net is obligated to pay all additional costs incurred by Sprint; and

(b)	Call-Net is entitled to exercise the rights set out in this section 5 with respect to any of the Licensed Intellectual Property.

5.19 Non-Asserts

5.19.1 Sprint Non-Assert

Sprint, on behalf of itself and its Affiliates, will not assert against Call-Net or its Affiliates any claim in respect of Licensed Intellectual Property if Call-Net and its Affiliates have used, and are only using, the Licensed Intellectual Property in accordance with this agreement.

5.19.2 Call-Net End Users

Sprint, on behalf of itself and its Affiliates, will not assert against any end user any claim in respect of Licensed Intellectual Property if Call-Net and its Affiliates have used, and are only using, the Licensed Intellectual Property in accordance with this agreement.

5.19.3 Call-Net Non-assert

Call-Net, on behalf of itself and its Affiliates, will not assert against Sprint or its Affiliates any claim of any patent infringement occurring during the term of this agreement, except that nothing in this section will prohibit Call-Net from enforcing Sprint’s obligation to indemnify Call-Net under this agreement.

6. FUNCTIONAL SERVICES

6.1 General

Call-Net has the right to request that Sprint or Sprint’s Affiliates provide Functional Services to Call-Net in order that Call-Net may provide and market Licensed Services. Sprint will provide the requested Functional Services in accordance with the provisions of this Section 6.

Sprint is required to provide the Functional Services if:

(a)	Sprint and Call-Net agree to reasonable terms (other than the cost) for the services; and

(b)	the Functional Services are to be delivered in accordance with Sprint’s standard policies and procedures for the delivery of services other than Licensed Services.

Call-Net will be treated like other Sprint business units in terms of access to development resources.

Sprint does not have to provide a Functional Service that is not related to implementing a Licensed Service.

The Functional Services are to be provided at Incremental Cost. Three years after the date of this agreement the parties will review the definition of Incremental Cost and, if the parties agree, the definition will be modified.

6.2 Listed Functional Services

The Functional Services that Sprint will provide to Call-Net as of the date of this agreement are described in Exhibit C. Those Functional Services are to be performed by Sprint in accordance with the cost, performance and operational specifications for the Functional Service specified in Exhibit C. Unless otherwise agreed by the parties, those Functional Services will be provided on the pricing terms in effect on the date of this agreement.

6.3 Statement of Work

Call-Net may request that Sprint provide a Functional Service that is not described in Exhibit C. In that event, Call-Net and Sprint will use commercially reasonable efforts to develop and agree on a Statement of Work, including acceptance testing, if any.

An agreed to Statement of Work will set forth the performance specifications of the Functional Service, any relevant interfacing, acceptance testing, if any, or other requirements to be provided by Call-Net to enable Sprint to provide the Functional Service, estimated development costs, an implementation schedule, and recurring rates, which will be determined using standard Sprint analysis and development processes and timelines. Any delay by Call-Net in completing a Statement of Work may affect the availability of Sprint’s resources.

6.4 Amendment

The parties will enter into an amended Exhibit C setting forth the agreed on terms and conditions for any new Functional Service.

6.5 Terms of Service

The terms under which Sprint will provide additional Functional Services to Call-Net will be based in each case on the principles that:

6.5.1 Performance Specifications

the performance specifications to be established for each requested service are consistent with the performance standards in this agreement and include any relevant Canadian Requirements, as determined in consultation with Call-Net.

6.5.2 Costs

the costs incurred to analyze and satisfy all Call-Net requirements, including Canadian Requirements, is borne by Call-Net and calculated and reimbursed to Sprint on an Incremental Cost basis.

6.5.3 No Development Costs

Sprint’s charges to Call-Net for performing the service is determined on the basis of Incremental Costs for the service, without regard to costs incurred by Sprint in developing the relevant Technology for Sprint’s use. Development costs associated with modifications requested by Call-Net are Incremental Costs.

Each agreement to provide additional Functional Services is subject to the terms and conditions of this agreement, except as otherwise specified in Exhibit C.

6.5.4 Implementation

on execution by the parties of an amended Exhibit C, Sprint will implement the Functional Service in accordance with the mutually agreed implementation schedule.

6.6 Fraud Control Functionality

The fraud control functionality used by Sprint in conjunction with Licensed Services will be provided to Call-Net only as a Functional Service under Section 6 and no applications software used in providing fraud control functionality will be licensed to Call-Net. If Sprint or any of its Affiliates licenses the software to any other party, Call-Net is entitled to require that the same applications software be licensed to it under Section 5.

On the termination of this agreement under Section 10, Sprint will continue to provide Sprint’s fraud control functionality as a Functional Service for a period not exceeding 1 year from the effective date of the termination.

Sprint’s recurring charge for the service following the last day of the term, or last day of the Transition Period, if applicable, continues to be the Incremental Cost of providing the service.

6.7 Performance Standard

6.7.1 General

Sprint will perform the Functional Services in accordance with the specifications contained in the Statement of Work prepared under Section 6.3, or the specifications agreed to under Section

6 or if no specifications are identified in the Statement of Work, then in a manner substantially consistent with the performance of similar services performed internally at Sprint.

6.7.2 Personnel

The Sprint personnel performing the Functional Services and the services provided under Section 6 will be the same personnel who perform services for Sprint that are similar to the Functional Services and the services provided under Section 6, respectively.

6.7.3 Prioritization

The Sprint personnel performing the Functional Services or services under Section 6 will prioritize the performance of the Functional Services or the services under Section 6 in the same manner as they prioritize the performance of similar services for Sprint.

7. CONSULTING SERVICES

7.1 General

Call-Net may submit from time to time written requests to Sprint requesting that Sprint provide other technical assistance and consulting services, to be performed by Sprint subject matter experts in areas relating to Technology, including but not limited to, network topology, information services, training, customer/financial services, marketing sales assistance and administration (other than those covered under either the grant of Licensed Services or the provision of Functional Services) (the “Consulting Services”).

7.2 Terms

Sprint and Call-Net will consult as appropriate to enable Sprint to ascertain the most effective means of providing the requested Consulting Services. Sprint is not required to provide any Consulting Services unless Call-Net and Sprint agree in writing on the terms and conditions of the Consulting Services, including Sprint’s compensation.

7.3 Personnel

For any Consulting Services requested by Call-Net, Sprint will provide to Call-Net the names and qualifications of Sprint personnel who would provide the requested Consulting Services. Call-Net may interview and select personnel from this group to provide the requested Consulting Services. Sprint represents and warrants that, to the best of its knowledge, the personnel will have the qualifications and competencies that Sprint represents to Call-Net at the time of the request and that the Consulting Services will be performed in a manner substantially consistent with the performance of similar services performed internally at Sprint.

If Call-Net is acting in a commercially reasonable manner, it may request that Sprint replace any Sprint personnel who are providing Consulting Services. If Sprint does not have any replacement personnel available, Sprint does not have to provide the Consulting Services.

All Sprint personnel, to the extent advised of them by Call-Net, will at Call-Net’s expense, comply with Call-Net’s security measures while on Call-Net’s premises. Further, the personnel will comply with the non-disclosure obligations of Sprint under this agreement, and Sprint will be responsible for any failure to do so.

At Call-Net’s expense, the parties will work together to resolve any immigration issues arising in connection with the provision by Sprint personnel of Consulting Services.

7.4 Consulting Services

Within 10 business days after Call-Net requests Consulting Services or requests that Sprint replace any personnel under Section 7.3, Sprint will provide Call-Net with the names and qualifications of Sprint’s or Sprint’s Affiliates’ designees who are available to provide the services. Call-Net may interview and select personnel from this group in its discretion. Sprint represents and warrants that to the best of its knowledge, at the time Call-Net selects any of the designees, those designees have the qualifications and competencies that Sprint listed and provided to Call-Net.

7.5 Call-Net Consulting Services

Call-Net may from time to time bundle its own consulting services with its other products and services using the Sprint Primary Marks. Call-Net’s bundling of its consulting services with a Licensed Service does not make Sprint’s consulting services Functional Services for the purpose of Call-Net providing its consulting services to its customers.

8. OTHER AGREEMENTS

8.1 Seamless Services

Call-Net will, subject to limitations imposed by Canadian regulatory requirements, and except as otherwise provided in this agreement, provide the Licensed Services actually deployed in the Territory to its end user customers that are functionally equivalent to and seamless with the corresponding Licensed Services offered by Sprint to its customers in the United States by making commercially reasonable efforts to implement and operate network architectures, interfaces and other systems and facilities, by providing sufficient personnel, and where commercially preferable, by obtaining Functional Services from Sprint, or otherwise obtaining the services as required.

“Functionally equivalent and seamless” Licensed Services means Call-Net will:

(a)	design, engineer, implement and maintain its facilities in order to provide Licensed Services in the Territory that provide functionality to the end user that is substantially similar to the end user functionality provided by Sprint in the United States; and

(b)	design, engineer, implement and maintain its facilities to provide a quality, reliable service that provides to the end user a service level that is functionally indistinguishable from that provided by Sprint in the United States;

except to the extent restricted;

(i)	by Canadian Requirements; or

(ii)	because Call-Net does not have rights to the requisite underlying Intellectual Property; or

(iii)	because the product or service is a Previously Licensed Service; or

(iv)	the Canadian market dictates a different solution in respect of a given Licensable Service.

For greater certainty, in respect of the restrictions described above, where Sprint’s Intellectual Property is not available to Call-Net or where the Canadian market otherwise dictates a different solution in respect of a given Licensable Service, Call-Net’s Licensed Services Framework in respect of the Licensable Service cannot be rejected for that reason, notwithstanding that Call-Net may have developed on its own or outsourced to a third party certain intellectual property or technology elements, so long as the other requirements in Section 2.2.2 are met; and except if the Licensable Service will be different from the customer’s perspective, the Authorized Marks will only be the Sprint Primary Marks.

Call-Net will procure Services from Sprint or third parties, if commercially preferable, under this agreement, including, without limitation, technical assistance, engineering or management support services and Functional Services or licensing of Technology, to the extent necessary or cost-effective as Sprint and Call-Net, each acting reasonably, agree from time to time to achieve that functionally equivalent and seamless service.

For purposes of this section “the Canadian market dictates a different solution” if:

(c)	Call-Net reasonably determines that there be an exception in the Licensed Service because of differences between the Canadian market and the United States market; and

(d)	Call-Net documents the differences to Sprint in writing with sufficient details to show the differences, including as appropriate, marketing studies, focus group research and other commonly used means of measuring and analyzing markets.

8.2 Maximize Market Share

The parties will cooperate with each other and co-ordinate their efforts with a view to maximizing joint market share of total cross-border, Canada/United States telecommunications traffic. The parties will endeavor to agree on a brand co-ordination process designed to gain maximum advantage for their respective uses of the Authorized Marks while minimizing channel conflict and customer confusion.

8.3 Nortel DMS-250 Software Loads

The parties agree to cooperate in assuring that Call-Net acquires and maintains the same software loads for its Nortel DMS-250 switches that Sprint maintains in its switches. Call-Net will bear all load costs associated with its switches, including hardware and software costs incurred in connection with the implementation.

[ * ]

8.4 Warranty

The Business Know-How is provided “As Is” and Sprint makes no warranty relating to the Technology, Know-How or services or any of the hardware or software systems used in providing the Licensed Services, Technology or services, except as otherwise provided in this agreement.

Sprint will use commercially reasonable efforts to obtain a pass-through of warranties from a vendor to Call-Net in situations in which Sprint has the protection of a vendor warranty on Technology or Know-How to which Sprint can provide Call-Net. Sprint has no obligation to pay additional amounts to the vendor to obtain the pass-through nor to agree to a warranty of any kind that Sprint does not want for its own purposes.

Except for any Licensed Software warranties that the parties mutually agree to in any License Schedule executed by the parties under this agreement and those warranties contained in this agreement, the party granting a license under this agreement makes no warranty of non-infringement and no warranty relating to the Licensed Intellectual Property or Documentation, and specifically disclaims any and all other warranties, representations or conditions, express or implied, including, without limitation, any warranty or conditions of merchantability or fitness for any particular purpose or that any hardware or software system used in connection with the Licensed Services or Technology is error free, that its use will be uninterrupted, or that it accurately processes and provides date/time data (including calculating, comparing, and sequencing), within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations.

8.5 Permitted Call-Net Services

Call-Net will market and provide to its customers only:

8.5.1 Call-Net or Sprint Products

products and services (a) developed by Call-Net or Sprint; (b) developed for Call-Net by a third party (subject to Section 8.5.3); or (c) subject to Section 8.5.3, licensed by Call-Net from a third party; (d) that are Previously Licensed Services using an Authorized Mark, or (e) that are bundled with Licensed Services as permitted under this agreement;

8.5.2 Sprint Technology

Services based on or utilizing the Intellectual Property; and

8.5.3 Third Parties

for purposes of Section 8.5.1, subsections (b) and (c), products and services obtained from third parties only if:

(a)	Sprint received a Licensed Services Framework from Call-Net under Section 2.1 and Sprint refused to execute the License Schedule contemplated by the Licensed Services Framework;

(b)	a Licensed Service was terminated under this agreement; or

(c)	Sprint was unable or unwilling to provide the requisite Technology and Know-How due to third party restrictions or otherwise, or with respect to Functional Services, was unable or unwilling to provide the services on commercially preferable terms.

If the requested Licensed Services were not provided because of the situation described in (a), (b) or (c) above, Call-Net may obtain those services from a third party (or provide those services for itself), if the provision of the services is on the same terms and conditions as were included in the Licensed Services Framework submitted to Sprint for the services.

8.6 Preferred Provider Commitment

8.6.1 Commitment

If in offering a Licensed Service within the Territory, Call-Net must procure complementary services outside of the Territory from a third party (for example, consumer long distance with United States or other international termination), Call-Net will provide Sprint with a right of refusal on any third party offer with respect to the service, or part of the service, as applicable. Unless Call-Net claims an exception as provided in Section 8.6.2 or upon the condition that no third party offer exists, Call-Net will provide the business to Sprint.

If in offering a Licensed Service outside the Territory, Sprint must procure complementary services inside of the Territory from a third party (for example, consumer long distance with Canadian termination), Sprint will provide Call-Net with a right of refusal on any third party offer with respect to the service, or part of the service, as applicable. Unless Sprint claims an exception as provided in Section 8.6.2 or upon the condition that no third party offer exists, Sprint will provide the business to Call-Net.

The foregoing is referred to as the parties’ reciprocal “Preferred Provider” obligation.

8.6.2 Exceptions

The Parties may not be each other’s Preferred Provider where:

(a)	the providing party cannot provide the complementary service on comparable terms and conditions (including, without limitation, pricing, quality and timing);

(b)	[ * ] ;

(c)	[ * ] ;

(d)	the product or service requested by the purchasing party cannot be supplied by the other party due to technical or geographic network constraints; or

(e)	the providing party is unable to meet special (i.e., out of the ordinary course of business) pricing or provisioning requests.

In any of the excepted situations in this Section 8.6.2, the party purchasing services from a third party as an alternative to the Preferred Provider, must keep appropriate records or documentation, within reason, indicating the circumstances and reasons for not using the other party as the Preferred Provider.

8.6.3 Process

In fulfilling its obligations under this section, where a purchasing party is procuring complementary services as described above, the purchasing party must inform the other party in writing of the existence of any bona fide competing offer and the details of the offer, to the extent that no confidentiality agreements with third parties are breached, and the timetable for services set by the customer. The other party must respond in writing to the purchasing party as soon as practicable. If the other party does not respond promptly enough to enable the purchasing party to meet the timetable for services set by the customer, the purchasing party has fulfilled its obligations under this agreement. If the other party responds in a timely fashion relative to the customer’s timetable and with a better offer than from the third party, the purchasing party will accept the other party’s offer.

8.6.4 Review

The parties will meet quarterly to review the Preferred Provider commitment and the number and frequency of incidents where each party was not used as the other’s Preferred Provider.

8.7 Performance Standards

Call-Net will provide and market Licensed Services under quality and performance standards that Sprint and Call-Net establish in the Licensed Services Framework for the Licensed Services. The standards must be based on the standards that Sprint maintains in providing services in the United States, subject to the exceptions provided for “Functionally equivalent and seamless” Licensed Services provided in Section 8.1.

With respect to Previously Licensed Services, the standards are the standards described in Section 2.3 of this agreement.

With respect to Products, the standards are the performance standards that Sprint and Call-Net establish in the Licensed Services Framework for the Product, if applicable. If there is no Licensed Services Framework regarding the Product then the standards are the standards that

Sprint maintains for itself for the Product, subject to the exceptions provided for “Functionally equivalent and seamless” Licensed Services provided in Section 8.1(i), (ii) and (iv), except if Sprint does not offer the Product, then the standard is what is customary in the North American telecommunications industry, and failing that, what is reasonable under the circumstances, subject to the exceptions provided for “Functionally equivalent and seamless” Licensed Services provided in Section 8.1(i), (ii) and (iv).

With respect to any other Call-Net product, service or business activity in the Territory that could be reasonably associated with Sprint, Call-Net must provide the product, service or activity in accordance with performance standards that are consistent with Sprint’s internal policies and procedures as provided to Call-Net from time to time, subject to the exceptions provided for “Functionally equivalent and seamless” Licensed Services provided in Section 8.1(i), (ii) and (iv). If Sprint does not have such a standard then the standard is what is customary in the North American telecommunications industry, and failing that, what is reasonable under the circumstances, subject to the exceptions provided for “Functionally equivalent and seamless” Licensed Services provided in Section 8.1(i), (ii) and (iv).

At all times as to all Licensed Services, Products, and any other product, service or activity of Call-Net, they:

(a)	will not adversely impact the value of the Authorized Marks;

(b)	with respect to the Authorized Marks, will not vary from the Brand Identity Standards other than as provided in this agreement;

(c)	with respect to Technology and Technical Know-How, will not materially vary from the guidelines set forth in Sprint’s Documentation relating to the Technology and Technical Know-How subject to the exceptions provided for “Functionally equivalent and seamless” Licensed Services provided in Section 8.1; and

(d)	will not have a material adverse effect on Sprint or a material service or material product offered for sale by Sprint.

In addition, Call-Net will not transmit any product, messages or other materials, including 900 “pay-per-call” services, or engage, directly or indirectly, in any other business practices that could reasonably be associated with Sprint and that Sprint, under its internal policy guidelines (as provided from time to time to Call-Net), would not carry on or engage in. Sprint may refuse to carry into the United States any product, messages or other material that is contrary to Sprint’s internal policy guidelines, and, on written notice from Sprint, Call-Net must take all reasonable action to discontinue immediately the transmission in any form that can reasonably be associated with Sprint. The parties acknowledge that as a provider of ISP, hosting and related services, Call-Net does not actively monitor content, and therefore will not be in contravention of this provision unless it knowingly and actively engages in the above business practices.

8.8 Purchasing Arrangements

[ * ]

[ * ]

(a)	[ * ]

(b)	[ * ]

(c)	[ * ]

8.9 Compliance with Laws

8.9.1 General

Each party will comply with all federal, state, provincial or local laws and regulations applicable to the performance of its obligations under this agreement.

Call-Net must comply with all relevant regulations of the United States Department of Commerce relating to the United States Export Administration Act.

8.9.2 United States FCPA

In accordance with the provisions of the United States Foreign Corrupt Practices Act of 1977, 15 U.S.C. Section 78dd-1 et seq., as amended, each party represents and warrants to the other that neither it, nor its Affiliates, or its agents, has made any “Sensitive Payments” in connection with or in any way relating to or affecting this agreement or the business to be carried on pursuant hereto. Each party will not make (nor permit or cause its Affiliates or agents to make) any “Sensitive Payments” in connection with or in any way relating to or affecting this agreement or the business to be carried on pursuant hereto without first having received the prior written consent of the other. “Sensitive Payments” means, whether or not illegal:

(a)	payments to any official or employee of any governmental body, or to the person’s family;

(b)	commercial bribes or kickbacks;

(c)	amounts paid with an understanding that rebates or refunds will be made in contravention of the laws of any jurisdiction, either directly or through a third party;

(d)	political contributions; and

(e)	payments or commitments (whether made in the form of commissions, payments or fees for goods or services received or otherwise) made with the understanding or under circumstances that would indicate that all or a part thereof is to be paid by the recipient to government officials or employees as a commercial bribe, influence payment, or kickback;

except that “Sensitive Payments” does not include “facilitation payments” or contributions to political campaigns or organizations that are permissible under applicable law.

8.9.3 Canadian CFPOA

In accordance with the provisions of the Canadian Corruption of Foreign Public Officials Act, each party represents and warrants to the other that neither it nor its Affiliates or its agents has, directly or indirectly, given, offered or agreed to give or offer a loan, reward, advantage or benefit of any kind to a foreign public official or to any person for the benefit of a foreign public official:

(a)	as consideration for an act or omission by the official in connection with the performance of the official’s duties or functions;

(b)	to induce the official to use his or her position to influence any acts or decisions of the foreign state or public international organization for which the official performs duties or functions; except if the loan reward, advantage or benefit:

(i)	is permitted or required under the laws of the foreign state or public international organization for which the foreign public official performs duties; or

(ii)	was made to pay the reasonable expenses incurred in good faith by or on behalf of the foreign public official that are directly related to: (A) the promotion, demonstration or explanation of the party’s products or services; or (B) the execution or performance of a contract between the party and the foreign state for which the official performs duties or functions.

8.9.4 Customer Information

All Personal Information related to Call-Net’s customers provided to or under the control of Sprint under this agreement will remain Call-Net’s or the customer’s sole property, as the case may be, and will be promptly returned to Call-Net on written request. Call-Net authorizes Sprint to have access to and to make use of the Personal Information as is appropriate for the performance by Sprint of its obligations under this agreement. Except as is expressly provided for in this agreement, Sprint will not withhold, sell, assign, lease or otherwise dispose of, use or commercially exploit, any Personal Information belonging or provided to Call-Net about its customers, employees or contractors. Sprint will employ industry standard firewalls and other security measures to protect against third party access to Sprint’s Services and associated Personal Information provided to or under the control of Sprint.

If Call-Net must respond to a privacy investigation in order to comply with applicable law, Call-Net may have access to records and information concerning the collection, use, retention and disclosure of Personal Information, by Sprint related to Call-Net or Call-Net’s customers.

“Personal Information” means information about an identifiable individual associated with Call-Net or a Call-Net customer, but does not include the name, title or business address or telephone number of an employee of an organization.

8.10 Anti-Flow Up

[ * ]

[ * ]

8.11 Stock

In consideration of [ * ] previously paid by Sprint to Call-Net, immediately following the Effective Time (as that term is defined in the management proxy circular of Call-Net dated February 22, 2002 (the “Circular”)), Call-Net agrees to issue to Sprint one New Preferred Share (as that term is defined in the Plan of Arrangement appended to the Circular).

9.     CHARGES, PAYMENT

9.1 Annual Fee

Call-Net will pay to Sprint a recurring annual fee for each of Call-Net’s fiscal years during the term commencing with the present fiscal year, equal to 2% (prorated daily for partial calendar years) of Call-Net’s gross revenues for the fiscal year, except for the first 5 years the annual fee will be 2.5% (prorated daily for partial calendar years). The annual fee starts effective January 1, 2002.

Gross revenue does not include revenue derived from: (i) the sale of products or services that are non-Sprint branded, non-telecommunications products or non-Sprint branded, non-telecommunications services; and (ii) the sale of products or services to Sprint or an Affiliate of Sprint. For greater certainty, non-Sprint branded, telecommunications services are included in gross revenue, and non-Sprint branded, non-telecommunications products or services bundled with a telecommunications service are included in gross revenue.

For purposes of the calculation, “affiliates” are entities under the ultimate control of Sprint Corporation and do not include entities entitled to use the Sprint brand under contractual arrangements such as Sprint PCS distributors and Sprint PCS Network Partners also known as Sprint PCS Affiliates. Until otherwise agreed by the parties, [ * ] of fee relates to Licensed Intellectual Property and [ * ] relates to the Authorized Mark license. In addition, the parties will agree to pricing for transaction-based and other services as appropriate, except as otherwise provided for in this agreement.

The annual fee will be non-cancellable, non-refundable and payable by Call-Net to Sprint on a quarterly basis with the payment due on the day Call-Net publicly reports its quarterly earnings, or if no such day, then on the 45th day after the end of Call-Net’s fiscal quarter. The annual fee is not subject to any set-offs or reductions of any kind, except for adjustments based on audited annual financial statements and taxes. Other payments required under a Licensed Services Framework for a Licensed Service or agreed to by the parties by some other agreement will be paid in accordance with the terms of the Licensed Services Framework or other agreement.

On termination of this agreement, Call-Net will pay any fee remaining (prorated daily for partial calendar years) on the 45th day after the end of Call-Net’s fiscal quarter ending on or immediately after the date of termination of this agreement, and the payment will be based on Call-Net’s gross revenues through the end of the quarter.

9.2 Taxes

The fees and charges for Services rendered by Sprint under this agreement and all other fees payable to Sprint are exclusive of taxes, except for any applicable withholding taxes (except as otherwise provided in this agreement). Call-Net must pay or reimburse Sprint for all Canadian gross receipt taxes, sales or use taxes, excise taxes, personal property, value-added or other applicable Canadian taxes of any federal, provincial, or local jurisdiction, exclusive of income or withholding taxes based on the gross or net income of Sprint, arising out of or related to the performance by Sprint of this agreement (except as otherwise provided in this agreement).

Call-Net must withhold from all amounts paid to Sprint on account of fees, charges or interest, Canadian withholding tax as prescribed by applicable legislation, or a lesser amount as may be authorized in writing by the relevant taxing authority. Call-Net must consult with Sprint before withholding tax on any amount payable to Sprint with respect to any Functional Services.

Call-Net will remit any amount withheld to the relevant taxing authority in the manner and time prescribed by applicable legislation. Call-Net will furnish to Sprint the tax receipts or other official documentation with respect to the payment of withheld taxes as may be issued by the taxing authority within 10 business days of receiving the receipts or documents.

9.3 Invoice and Payment Method

Sprint may invoice Call-Net on a monthly basis for all fees, charges and reimbursable expenses and taxes payable by Call-Net for each of the Services provided by Sprint under this agreement, except for the fee provided in Section 9.1. Sprint will submit with each invoice all relevant supporting documentation. Call-Net must pay each invoiced amount within 30 days following Call-Net’s receipt of the invoice.

9.4 Payment Disputes

9.4.1 General

The parties will provide each other with reasonably requested additional information for invoice validation purposes and will cooperate to adjust or dispose of any disagreements between themselves as expeditiously as practicable regarding the determination of the monthly fees due under this agreement. If Call-Net disputes Sprint’s computation of any fee, Call-Net must pay the undisputed portion of the fee no later than the invoice due date for the fee. Any disputed amounts not resolved by the parties will be submitted to dispute resolution in accordance with Section 16.

9.4.2 Interest

All undisputed amounts payable that remain unpaid by either party for a period of 30 days or more after receipt of the invoice from the other party or other applicable due date specified in this agreement are subject to interest from the applicable due date for the overdue amount at the lesser of: (i) 2% plus the publicly announced prime rate for 90-day commercial loans in New York City of Citibank, N.A. in effect when the interest begins to accrue; and (ii) the maximum rate allowed by applicable law.

9.5 Responsibility for and Payment of Costs

Call-Net is obligated to pay any Incremental Costs incurred by Sprint for requested enhancements or modifications to, and customization of, requested Technology including, without limitation, the “Canadianization” of Technology.

A party requesting Technology or Know-How from the other party is obligated to pay any and all incremental costs incurred by the providing party from third parties.

10. TERM, TERMINATION

10.1 Term

This agreement as amended and restated is effective on April 1, 2002 and will continue in effect until the Termination Date.

10.2 Transition Period

[ * ]

10.3 Procedure

[ * ]

[ * ]

10.4 Change of Control

[ * ]

:

(a)	Call-Net Change of Control and Call-Net Terminates: [ * ] ;

(b)	Call-Net Change of Control and Sprint Terminates: [ * ] ;

(c)	Sprint Change of Control and Call-Net Terminates: [ * ] ;

(d)	Sprint Change of Control and Sprint Terminates: [ * ] .

[ * ]

10.5 Services and Licenses

On the termination of this agreement under Section 10.1 or 10.4, except as otherwise specified in this agreement, Sprint will cease to be obligated to provide any Services to Call-Net or to license or provide upgrades or enhancements to any Technology to Call-Net. Call-Net can continue to market, sell and use products and services to the extent that they were based on Sprint Know-How and Sprint Technology and Call-Net will have a continuous royalty-free license of the then existing Sprint Know-How and Sprint Technology, to the extent Sprint can grant the license.

On the termination of this agreement under Section 10.1 or 10.4, Sprint grants to Call-Net and its Affiliates the irrevocable, non-exclusive, transferable, perpetual license to use, sell, offer to sell, copy, reproduce, publish, distribute, prepare derivative works, perform, display, sublicense and to exercise all other rights whether now known or later created relating to any Sprint Know-How.

11. NONDISCLOSURE

11.1 Confidentiality

This agreement and all Confidential Information received by either party from the other from time to time in connection with this agreement and the Services and Intellectual Property to be provided under this agreement is proprietary and confidential information of the disclosing party and is used by the receiving party only in accordance with this agreement. Each party is responsible for the performance by its respective Affiliates and personnel of the obligations under this Section 11 with respect to Confidential Information.

The parties intend that all discussions and exchange of information between the parties during the term of this agreement are to be held confidential in accordance with this section, and, unless required by a third party, or on the advice of legal counsel to a party, the parties will not enter into any additional non-disclosure agreements during the term of this agreement.

11.2 Treatment of Confidential Information

With respect to all Confidential Information, the receiving party must:

(a)	receive and hold the Confidential Information in confidence and in the same manner the receiving party treats its own proprietary or confidential information of like nature and sensitivity, but with at least a reasonable degree of care;

(b)	restrict disclosure of the Confidential Information solely to those employees, advisers, consultants and agents with a need to know in connection with the performance of this agreement or the business of Call-Net and not make any further use or disclosure without the prior written permission of the disclosing party;

(c)	advise those employees, advisers, consultants and agents given access to the Confidential Information of their obligations with respect to the information by way of agreement, instruction, or other method;

(d)	not copy or reproduce any of the Confidential Information except to the extent necessary to perform its obligations under this agreement; and

(e)	with respect to Call-Net, not use the Confidential Information for its own benefit outside the Territory or for the benefit of any third party, except to the extent that rights of use are expressly granted by Sprint under this agreement, including rights granted with respect to Business Know-How, Technical Know-How, Services and Technology; and

(f)	with respect to Sprint, not use for its own benefit within the Territory or for the benefit of any third party, except to the extent that rights of use are expressly granted by Call-Net under this agreement, including rights granted with respect to Business Know-How.

11.3 Mandatory Disclosure

If either party becomes subject to a mandatory requirement of any judicial, governmental or regulatory authority having jurisdiction over the party to disclose Confidential Information, the party must give the party that provided the Confidential Information notice as soon as practicable in advance of any disclosure obligation and must take all reasonable and lawful steps to limit the amount of Confidential Information to be disclosed.

11.4 Termination of Agreement

Notwithstanding the termination of this agreement, all Confidential Information disclosed by any party to the other must continue to be held in confidence in accordance with this agreement.

11.5 No Rights in the Information

Except as specifically provided in this agreement, nothing contained in this agreement will be construed as granting or conferring any rights by license or otherwise in any information disclosed under this agreement.

11.6 Degree of Care

Neither party is liable to the other for damages caused by inadvertent, accidental, unauthorized, or mistaken disclosure by its employees of Confidential Information obtained under this agreement, if the receiving party has used the same degree of care as it uses to protect its own proprietary or confidential information of like nature and sensitivity, which degree of care will not be less than a reasonable degree of care.

11.7 Survive Termination

The provisions of this Section 11 survive the termination or expiration of this agreement.

12. INDEMNIFICATION

12.1 Indemnification of Sprint from Third Party Claims

Call-Net will indemnify and defend Sprint, the Sprint Affiliates, and their respective directors, officers, agents and employees (each, a “Sprint Indemnitee”) from and against all claims, damages, losses, liabilities, costs, expenses and reasonable attorney’s fees (collectively “Damages”) arising out of a claim by a third party against a Sprint Indemnitee for injury to persons (including libel, slander or death) or, loss or damage to tangible or intangible property to the extent resulting from any act or omission of Call-Net under this agreement.

12.2 Tax Indemnity of Sprint

Call-Net will indemnify the Sprint Indemnitees, on an After-Tax Basis (as defined below), from and against any and all Costs (as defined below) arising out of or in connection with any inaccuracy or breach of, or any determination by any taxing authority or other governmental body responsible for taxes that is inconsistent with, any representation or warranty made by Call-Net in Section 18.5 of this agreement.

“After-Tax Basis” means, in connection with any indemnity payment (the “initial payment”) by Call-Net to a Sprint Indemnitee, that the initial payment is to be increased by an additional amount (the “gross-up amount”) such that: (i) the initial payment, plus (ii) the gross-up amount, less (iii) any Costs (as defined below) attributable to its receipt of the initial payment and the gross-up amount, must equal the initial payment.

“Costs” means taxes and expenses, including interest and penalties imposed by any taxing authority or other governmental body responsible for taxes, and for related professional fees and other reasonable out-of-pocket expenses, which any one or more of the Sprint Indemnitees pays or is liable for (or would pay or be liable for but for the utilization of any tax losses, credits or other tax accounts unassociated with the Cost that is the subject matter of the indemnity).

12.3 Indemnification of Call-Net for Third Party Claims

Sprint will indemnify and defend Call-Net, the Call-Net Affiliates, and their respective directors, officers, agents and employees (each, a “Call-Net Indemnitee”) from and against all claims, damages, losses, liabilities, costs, expenses and reasonable attorney’s fees (collectively “Damages”) arising out of a claim by a third party against a Call-Net Indemnitee for injury to persons (including libel, slander or death) or, loss or damage to tangible or intangible property to the extent resulting from any act or omission of Sprint under this agreement. Sprint will also indemnify each of the Call-Net Indemnitees for any liability they may incur in connection with Canadian withholding tax.

12.4 Notice of Claim

Each party will give the other party prompt written notice of any claim for Damages for which it seeks indemnification under Section 12.1, 12.2 or 12.3 and afford the other party the opportunity of sole defense and the right to settle or compromise the claim. Failure by an indemnified party to give timely notice to the indemnifying party does not relieve the indemnifying party of its obligation to defend and indemnify the indemnified party, except, and only to the extent that, the failure to give notice materially harmed the indemnifying party or increased the amount that the indemnified party was to be indemnified for.

12.5 Procedure

Subject to this agreement, the indemnifying party will have control of the defense and will pay any amount finally awarded either as damages or costs in any action. On becoming aware of a claim or action, the indemnified party will promptly notify the indemnifying party in writing of the claim or action, and will give the indemnifying party the information and assistance it reasonably requests in defending or settling the action, which will be provided at the indemnifying party’s expense. If the indemnifying party does not undertake the defense thereof within a reasonable time, the indemnified party will be entitled to undertake the defense at the indemnifying party’s expense. The indemnifying party will not be liable for any claim settled or compromised by the indemnified party without the prior written consent of the indemnifying party. The indemnifying party may, at its sole option and expense, negotiate a settlement or compromise of the claim or action if the settlement does not include any admission of liability or wrongdoing by the indemnified party.

If a settlement is reached or an injunction is obtained, or the indemnifying party reasonably believes that a third party may be successful in enforcing its proprietary rights, prohibiting use of any Licensed Service, any Technologies or any indemnifying party trademark, the indemnifying party will at its expense and option: (i) procure for the indemnified party the right to continue using the Licensed Service, the Technologies or the trademark, as the case may be; or (ii) replace or modify it so that it is non-infringing.

12.6 Infringement

12.6.1 Sprint Indemnity

Sprint will defend at its expense any claim made or action brought against the Call-Net Indemnitees to the extent based on an allegation that:

(a)	any Functional Service or Consulting Service provided by Sprint that is used by Call-Net in accordance with this agreement infringes or violates a United States or Canadian patent, copyright, trade secret, trademark or other proprietary right;

(b)	any aspect of a Licensed Service used by Call-Net in accordance with this agreement infringes or violates a United States or Canadian patent, copyright, trade secret, trademark or other proprietary right;

(c)	Call-Net’s use of the Licensed Intellectual Property in accordance with this agreement infringes or violates any United States or Canadian patent, copyright, trade secret or other proprietary right, if Sprint did not notify Call-Net of the claim before either: (i) the time Call-Net entered into a written license agreement for the Licensed Intellectual Property; or (ii) the provision by Sprint or its Affiliate to Call-Net of a new release of Licensed Software, if the infringement claim arises as a result of changes to Licensed Software that are caused by the new software release;

(d)	any Authorized Trademark licensed under this agreement infringes a United States or Canadian copyright, trade secret, trademark or other proprietary right if Call-Net uses the Sprint Trademark and the associated Licensed Service in accordance with the terms of this agreement; or

(e)	Call-Net’s or Call-Net’s Affiliates’ compliance with the specifications, designs, or instructions of Sprint or its agents, employees, or representatives infringes or violates a United States or Canadian patent, copyright, trademark, trade secret or other proprietary right.

Any claim under this Section will be handled under the procedures in Section 12.5.

Sprint will at its expense and with no interruption in service, procure for Call-Net the right to continue using a Functional Service, Licensed Intellectual Property or an Authorized Mark, as the case may be, or replace or modify it so that it is non-infringing if a settlement is reached or an injunction is obtained, or if Sprint reasonably believes that a third party may be successful in enforcing its proprietary rights, prohibiting use of any Functional Service, any Licensed Software or any Authorized Mark.

12.6.2 Limitations

Sprint has no obligation under this agreement with respect to any proceeding or claim of infringement based on the following:

(a)	modification of the Technology or Intellectual Property by anyone other than Sprint or its Affiliates;

(b)	combination, operation, or use of the Technology or Intellectual Property with software, hardware, or other matter not furnished by Sprint or its Affiliates, except to the extent the combination, use, or operation of the Technology or Intellectual Property is made in accordance with Sprint specifications or otherwise expressly approved by Sprint;

(c)	operation or use of the Licensed Software in a manner other than that indicated in this agreement or the Documentation;

(d)	the failure of Call-Net or its Affiliates to comply with the Brand Identity Standards (as the same may be modified under this agreement or by agreement of the parties); and

(e)	if the infringement would have been avoided except for the modification, combination, or operation, or the use with software, hardware, or other matter not furnished, recommended or indicated by Sprint or its Affiliates, or the operation or usage in a manner other than that indicated by Sprint, or the use of software by Call-Net despite being apprised of a reasonable infringement risk by Sprint.

12.6.3 Call-Net Indemnity

Call-Net will defend at its expense the Sprint Indemnitees from and against any claim made or action brought against any of them to the extent based on an allegation that:

(a)	the modification of the Licensed Software by Call-Net or its combination, operation, or use by Call-Net with software not furnished by Sprint or its Affiliates or the operation or use by Call-Net of the Technology or Licensed Intellectual Property in a manner other than that indicated in this agreement or the Documentation supplied by Sprint, infringes a United States or Canadian patent, copyright, trade secret, or other proprietary right;

(b)	the use by Call-Net of an Authorized Mark in a manner that does not comply with the Brand Identity Standards (as the same may be modified under this agreement or by agreement of the parties) infringes a United States or Canadian copyright, trademark or other proprietary right; or

(c)	Sprint’s or Sprint’s Affiliates’ compliance with the specifications, designs, or instructions of Call-Net or its agents, employees, or representatives in connection with Call-Net’s provision of Business Know-How to Sprint under this agreement, infringes or violates a United States or Canadian patent, copyright trademark, trade secret or other proprietary right.

Any claim under this Section will be handled under the procedures in Section 12.5.

12.7 Nortel

[ * ]

12.8 Seamlessness

If any infringement claim relates to a feature or system required to maintain seamlessness in accordance with Section 8.1, then Call-Net is excused from the seamlessness requirement to the extent necessary to avoid the infringement claim, if Call-Net provides prompt notification to Sprint of its intention not to maintain seamlessness and Sprint consents. If Sprint requires Call-Net to maintain seamlessness Sprint will indemnify Call-Net for the resultant damages and costs that arise in the infringement suit.

13. LIMITATION ON LIABILITY

13.1 No Consequential Damages

Neither party will be liable to the other for consequential, indirect, special incidental, exemplary or punitive damages for any cause of action, whether in contract, tort, indemnity, warranty, strict liability or otherwise, except for:

(a)	Damages and Costs (as each is defined above in Section 12) for which a party has an obligation of indemnity under this agreement;

(b)	any grossly negligent or fraudulent act or omission or wilful misconduct; or

(c)	any breach of Section 11 or 12.

Consequential damages include, but are not limited to, lost profits, lost revenue, and lost business opportunities, whether or not the other party was or should have been aware of the possibility of these damages. Actual damages that are not subject to the limitations of this section can include the profits lost if a party usurps the other party’s business opportunity in contravention of this agreement.

13.2 No Liability

Other than as provided in this agreement, Sprint has no liability to Call-Net or any third party for any third party claim, liability, damage or expense for any cause, including without limitation those suffered by any third party arising out of or caused by:

(a)	any claim to the extent arising out of any acts or omissions of Call-Net, its users or any other entity that is not an agent or subcontractor of Sprint in furnishing Licensed Services or facilities to its customers; or

(b)	subject to Section 8.9.4, any claim arising out of a breach in the privacy or security of communications transmitted over Sprint facilities, unless the breach in the privacy or security of the communications is a result of the gross negligence of Sprint.

13.3 Direct Damages

In accordance with the terms of this agreement, each party will be liable to the other for any direct damages arising out of or relating to its or any of its Affiliates’ performance or failure to perform under this agreement, except that the aggregate liability of each party to the other, whether based on an action or claim in contract, equity, negligence, tort or otherwise, for all events, acts or omissions under this agreement, will not exceed [ * ] million per occurrence and over the term of the agreements [ * ] in the aggregate. The limitations of liability contained in this Section 13.3 will not apply to obligations and liabilities arising out of the last sentence of Section 13.1 (No Consequential Damages), Section 12 (Indemnification); Section 11 (Non-disclosure); or out of the wilful misconduct or gross negligence of either party.

14. BREACH AND REMEDIES

14.1 Default

A “Default” occurs under this agreement if a party breaches or is in default of any material obligation or covenant of this agreement, a Licensed Services Framework the license for a Licensed Service, the license for an item of Licensed Intellectual Property or the license for a Licensed Services Trademark, or if any material warranty or representation in this agreement, a Licensed Services Framework, the license for a Licensed Service or the license for an item of Licensed Intellectual Property proves to be untrue.

The materiality determination with respect to material obligations, covenants, warranties and representations in a Licensed Services Framework, the license for a Licensed Service, the license for a Sprint Trademark or the license for an item of Licensed Intellectual Property will be made as to the materiality to the products and services that are the subject of the Licensed Services Framework, the Licensed Service, the Authorized Mark or the Licensed Intellectual Property, and not with respect to the entire agreement.

On the occurrence of a Default, the non-defaulting party may serve on the defaulting party written notice of the default (that notice will include a reasonably detailed statement of the nature of the default). The defaulting party will, in consultation with the other party, determine the steps necessary to cure the default and the time period within which the steps must be taken. The cure period is 10 days in the case of a failure to pay money due and 60 days in all other cases from the date of receipt of the notice, unless the non-defaulting party reasonably agrees to a longer period in writing. Any determination of the actions necessary to cure any default under this agreement will be made based on the particular circumstances.

Where any provision in this agreement provides for a cure period, the cure period will run concurrently with the cure period described above. The rights under this Section 14 are in addition to and not in substitution for the rights provided for in any other provision of this agreement, except if the provisions of Section 14.4 apply, those provisions are the exclusive remedy.

14.2 Sprint Default

Call-Net has the right to terminate a Functional Service, the license for a Licensed Service, the license for an item of Licensed Intellectual Property, the license for a Sprint Trademark or any other rights and obligations under this agreement, to which a Sprint Default relates if Sprint makes a Default and the Default is incapable of cure or has not been cured in the time period determined under Section 14.1; and the Default results in it being commercially unreasonable for Call-Net to provide one or more Licensed Services to customers in the Territory. The termination of the applicable Functional Service, license for a Licensed Service, license for an item of Licensed Intellectual Property or the license for a Licensed Services Trademark or any other rights and obligations under this agreement will be effective on the date that is the later of: (i) 180 days following the date that Call-Net delivered the default notice to Sprint under Section 14.1; and (ii) if Sprint initiates the dispute resolution process described in Section 16 within the cure period described in Section 14.1, the date, if any, determined by the parties or the arbitrator under Section 16. In such case, Call-Net may obtain the Licensed Service in any other way, and depending on the materiality of the lost Licensed Services, the parties will negotiate in good faith an adjustment of the royalty to reflect the loss of rights.

14.3 Call-Net Default

Sprint has the right to terminate, subject to Section 16, a Functional Service, the license for a Licensed Service, the license for an item of Licensed Intellectual Property, the license for a Sprint Trademark, or any other rights and obligations under this agreement, to which a Call-Net Default relates if Call-Net makes a Default, and the Default is incapable of cure or has not been cured in the time period determined under Section 14.1 and the Default:

(a)	has or will have a materially adverse effect on Sprint’s goodwill, reputation, rights to its tangible or intangible assets, or ability to offer services to its customers, or

(b)	makes it commercially unreasonable for Sprint to perform a Functional Service, license a Technology, or license a Sprint Trademark.

The termination of the applicable Functional Service, license for a Licensed Service, license for an item of Licensed Intellectual Property, the License for a Sprint Trademark or any other rights and obligations under this agreement will be effective on the date that is the later of: (i) 180 days following the date that Sprint delivered the default notice to Call-Net under Section 14.1; and (ii) if Call-Net initiates the dispute resolution process described in Section 16 within the cure period described in Section 14.1, the date, if any, determined by the parties or the arbitrator under Section 16 hereof. Sprint is not obligated to provide the Functional Service to Call-Net or license the Technology to Call-Net that provides the functionality provided by the terminated Functional Service or Technology or license to Call-Net the particular Sprint Trademark during the remainder of the term, except as provided in Section 14.5; and Sprint is entitled to offer the terminated Licensed Service or enter into an agreement with a third party to offer the terminated Licensed Service in the Territory without restriction or obligation under this agreement.

14.4 Major Default

Either party may invoke Section 16 of this agreement in order to obtain an arbitral decision that the agreement should be terminated if:

(a)	one or more Defaults occur under the agreement or other events occur that are incapable of cure or have not been cured within the time periods determined under Section 14.1 of this agreement;

(b)	the cumulative effect of the Defaults or other events is to frustrate the purpose of the transactions contemplated in the agreement taken as a whole;

(c)	either party has given written notice to the other party of the party’s intention to invoke the provisions of this section; and

(d)	the parties do not agree within 30 days to satisfactory resolution of the Defaults or other circumstances.

14.5 Effect of a Termination

If either party terminates a Functional Service or license for Intellectual Property or Sprint Trademarks or any rights and obligations under this agreement under this Section 14 and there are no other actions under Section 16 to take with respect to the matter, or if an arbitrator under Section 16 terminates any license, service or agreement, Call-Net will have a reasonable time period (as agreed by the parties or as is determined by the arbitrator) to obtain the terminated capability from a third party, without regard to Section 8.5, to replace the functionality being provided by the Functional Service, Intellectual Property or Sprint Trademarks that will be terminated or otherwise replace benefits under this agreement that will be terminated. During that period, the functionality will continue to be provided by Sprint in accordance with the terms of this agreement.

Each party remains responsible for all charges and payments payable by it under this agreement until the date of the termination. During that period, Sprint has the right to license the terminated trademark and to provide the functionality provided by a terminated Functional Service, Intellectual Property or Sprint Trademarks, to its Affiliates or third parties for use in Canada.

If a Default occurs due to the failure of Call-Net to comply with Brand Identity Standards established by Sprint, then Sprint is only obligated under this Section to continue to provide the applicable Functional Services, Intellectual Property or Sprint Trademarks for a period commencing on the date that Sprint delivered written notice to Call-Net of Sprint’s intent to terminate under Section 14.3 of this agreement and ending on the date that is the later of: (i) 180 days following the date that Sprint delivered written notice to Call-Net of Sprint’s intent to terminate under Section 14.3 of this agreement; and (ii) if Call-Net initiates the dispute resolution process described in Section 16 within the cure period described in Section 14.1, the date, if any, determined by the parties or the arbitrator under Section 16 hereof.

On termination of this agreement under Section 14, any traffic service arrangements then in effect between the parties must also terminate unless the parties otherwise agree in writing.

14.6 Dispute Resolution

On the occurrence of a Default, either party may proceed to protect and enforce its rights and remedies relating to this agreement or the Default, whether for damages or specific performance of the defaulting party’s obligations, in accordance with Section 16 of this agreement, subject to Section 14.4. This section survives termination of this agreement.

15. FORCE MAJEURE

Neither party is liable for failure to perform its obligations under this agreement due to causes beyond its control, including but not limited to, acts of God, fire, flood, or other catastrophes or calamities; any law, order, regulation or request of governmental authority of competent jurisdiction; national emergencies; insurrections, riots, wars, or acts of terrorism; strikes, lock-outs, work stoppages or other labour difficulties; power failures; severe weather conditions or acts or omissions of transportation common carriers, but specifically excluding any order enjoining infringement of intellectual property of any third party.

If either party is unable to perform any of its obligations under this agreement for reasons described in this Section, the non-performing party will immediately give notice to the other party and will use commercially reasonable efforts to remedy the condition and resume performance as soon as possible. On receipt of the notice, the obligations under this agreement that the affected party is unable to perform because of the condition and the corresponding obligations of the non-affected party is suspended for so long as the condition exists, and the relevant cure periods under this agreement are extended for the period of time that the condition exists.

16. DISPUTE RESOLUTION

16.1 Option to Negotiate Disputes

The parties may seek to, but are not obligated to, resolve any issue, dispute, or controversy arising out of or relating to this agreement using the procedures in this Section 16.1. Any party may give the other party notice of any dispute not resolved in the normal course of business. Within 10 days after delivery of the notice, representatives of both parties may meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute by the respective representatives of both parties within the time frames and escalation process set forth below:

	Sprint (Title)	Call-Net (Title)

Within 10 days	Vice President of Business Operations and Development for Sprint International	Senior Vice-President of Corporate Development

Within 20 days	President — Sprint International	President and CEO

If a party intends to be accompanied at a meeting by an attorney, the other party will be given at least 2 business days’ notice of the intention and may also be accompanied by an attorney. All negotiations under this section are confidential and will be treated as compromise and settlement negotiations for purposes of the United States Federal Rules of Evidence and any applicable state rules of evidence.

16.2 Notice of Dispute

If a dispute between the parties arising under this agreement is not resolved solely between the parties themselves as provided in Section 16.1 or a party chooses not to follow the procedure set out in Section 16.1, a party may give the other party at least 15 days’ prior written notice of its intention to demand arbitration under this agreement. The notice will state the subject matter of the dispute. Promptly following delivery of the notice the parties will meet to attempt to amicably resolve the dispute. Any notice to Sprint is to be copied to the Vice President of Business Operations and Development for Sprint International and any notice to Call-Net is to be copied to its President. All claims must be submitted to arbitration by a party under this section within 6 months after the party gives a notice of the intent to demand arbitration relating to the dispute. If the dispute is not brought to arbitration in that 6 month period, the party is deemed to have waived any rights to arbitration under this section with respect to the dispute.

16.3 Independent Arbitrator

Any dispute referred to in Section 16.2 that remains unresolved following the 15-day notice period will, on written notice by either party to the other, be resolved by binding arbitration in Toronto, Ontario, Canada by a mutually acceptable independent arbitrator knowledgeable and experienced in the telecommunications industry in accordance with the Rules of the American Arbitration Association. The arbitrator must not represent either party as an advocate, but rather must render an objective decision based on the facts properly received and reviewed in accordance with applicable laws of evidence and applied to applicable laws. The arbitrator does not have the power to compel Sprint to forfeit its ownership interest in Call-Net, and no award made by the arbitrator may provide for such forfeiture. The arbitration will be conducted in English.

The making of a final arbitration award is a condition precedent to any right of action by either party against the other. Judgment on the award rendered by the arbitrator is binding on both parties and may be entered in any court having jurisdiction. Although the parties consider it appropriate that the costs of any arbitration will be paid by the party against whom any award is made, the arbitrator may make any award that appears appropriate, in its discretion, with respect to the costs of arbitration. Any discussions, procedures and judgment under this section will be treated as Confidential Information under this agreement.

16.4 Continuing Performance

Both parties will continue performance during the pendency of any dispute, unless an arbitrator has determined that the agreement is terminated in accordance with Sections 14.4 and 16, or if there is no arbitration, a party has given notice of termination as provided in this agreement and the agreement in fact terminates.

16.5 Waiver of Jury Trial

If a dispute is not resolved under sections 16.1 through 16.3, inclusive, each party waives its right to a jury trial in any court action arising among the parties, whether under this agreement or otherwise, and whether made by claim, counterclaim, third party claim or otherwise.

The agreement of each party to waive its right to a jury trial will be binding on its successors and assigns.

16.6 Attorneys Fees

If a dispute is not resolved under Sections 16.1 through 16.3 inclusive, the prevailing party in any formal dispute will be entitled to its reasonable attorney and expert fees and costs (including fees and costs for in-house counsel, with the hourly fees for the in-house lawyer being the sum of the lawyer’s salary, benefits and bonus divided by 2,000). If the prevailing party rejects a written settlement offer that exceeds the prevailing party’s recovery, the offering party will be entitled to its reasonable attorney and expert fees and costs.

17. MUTUAL RELEASES

17.1 Release by Sprint

Subject to the exceptions provided in this agreement, Sprint, for itself and for its predecessors, successors, and assigns, fully and forever releases, discharges and acquits Call-Net, and its respective officers, directors, employees, agents, representatives, shareholders, partners, Affiliates, subsidiaries, consultants, attorneys, creditors, predecessors, successors, assigns or transferees (collectively the “Call-Net Parties”) from any and all Claims of any nature whatsoever arising out of, under, or in any way related to, directly or indirectly, in whole or in part, this agreement before the date of this amendment and restatement of this agreement (each a “Sprint Claim”), whether known or unknown, suspected or unsuspected, presently existing or that may arise after the date of this amended and restated agreement, which Sprint ever had, now has, or later has, must or may have as a result of acts or omissions occurring by the date of this agreement (including, without limitation, any outstanding royalties, fees, overhead, salaries, and any reimbursable labour and other costs due under this agreement or the Principal Agreements), other than amounts invoiced in the 6 months immediately before the date of this agreement.

Notwithstanding anything in this agreement to the contrary, Sprint reserves the right to assert a Sprint Claim against one or more of the Call-Net Parties, as appropriate, if a claim is made against Sprint by a third party.

Sprint expressly waives any and all rights under any statute or provision or principle of common law in any state or territory of the United States, Canada or any foreign jurisdiction that limits the extent to which the foregoing release would otherwise extend to a Sprint Claim that Sprint does not know or suspect to exist in its favor at the time of executing this agreement. Thus, for the purpose of implementing a full and complete release of Call-Net and the others released in this agreement, Sprint expressly acknowledges that this release is intended to include in its effect, without limitation, Sprint Claims that Sprint does not know of or suspect to exist in its favor at the time of execution hereof, and that the release contemplates an extinguishment of all the Sprint Claims.

Sprint acknowledges that it may hereafter discover facts different from, or in addition to, those that it knows or believes to be true with respect to the Sprint Claims, and agrees that this agreement is and remains effective in all respects notwithstanding the different or additional facts or the discovery thereof.

17.2 Release by Call-Net

Subject to the exceptions provided in this agreement, Call-Net, for itself and for its predecessors, successors and assigns, fully and forever releases, discharges and acquits Sprint, and its respective officers, directors, employees, agents, representatives, shareholders, partners, Affiliates, subsidiaries, consultants, attorneys, creditors, predecessors, successors, assigns or transferees from any and all Claims of any nature whatsoever arising out of, under, or in any way related to, directly or indirectly, in whole or in part, this agreement before the date of this amendment and restatement of this agreement (each a “Call-Net Claim”), whether known or unknown, suspected or unsuspected, presently existing or that may arise after the date of this amended and restated agreement, which Call-Net ever had, now has, or later has, must or may have as a result of acts or omissions occurring by the date of this agreement (including, without limitation, any outstanding royalties, fees, overhead, salaries, and any reimbursable labour and other costs due under this agreement or the Principal Agreements), other than amounts invoiced in the 6 months immediately before the date of this agreement.

Notwithstanding anything in this agreement to the contrary, Call-Net reserves the right to assert a Call-Net Claim against one or more of the Sprint Parties, as appropriate, if a claim is made against Sprint by a third party.

Call-Net expressly waives any and all rights under any statute or provision or principle of common law in any state or territory of the United States, Canada or any foreign jurisdiction that limits the extent to which the foregoing release would otherwise extend to a Call-Net Claim that Call-Net does not know or suspect to exist in its favor at the time of executing this agreement. Thus, for the purpose of implementing a full and complete release of Call-Net and the others released in this agreement, Call-Net expressly acknowledges that this release is intended to include in its effect, without limitation, Call-Net Claims that Call-Net does not know of or suspect to exist in its favor at the time of execution hereof, and that the release contemplates an extinguishment of all the Call-Net Claims.

Call-Net acknowledges that it may hereafter discover facts different from, or in addition to, those that any of them now know or believe to be true with respect to the Call-Net Claims, and each agrees that this agreement is and remain effective in all respects notwithstanding the different or additional facts or the discovery thereof.

17.3 Claims

As used in this 17, the term “Claims” means all actions, causes of action, suits, proceedings, debts (including, without limitation, indebtedness for borrowed money), dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, liabilities (statutory or otherwise), obligations, claims (including, without limitation, claims brought by third parties claiming subrogation), damages, penalties, losses, costs, expenses (including, without limitation, attorneys’ fees and disbursements) and demands whatsoever, at law, in equity or otherwise.

17.4 Indemnity Regarding Assignment of Released Claims

Sprint represents to Call-Net, and Call-Net represents to Sprint, as of the date of this agreement, that neither of them has, before the date of this agreement, assigned, transferred, pledged or hypothecated, or purported to assign, transfer, pledge or hypothecate, to any entity or individual, any of the Sprint Claims or the Call-Net Claims. Sprint and Call-Net must indemnify and hold harmless each other against any and all Claims of any nature whatsoever arising out of, under, under or in any way related to any the transfer, assignment, pledge or hypothecation, or purported transfer, assignment, pledge or hypothecation. Any indemnity claims under this section will be enforced under the provisions of Section 12 .

17.5 Effect

This agreement and the releases given under this agreement are freely and voluntarily given and the parties acknowledge and represent that they: (i) have fully reviewed the terms contained in this agreement; (ii) have consulted with counsel regarding the terms contained in this agreement; (iii) are fully informed with respect to the legal effect of this agreement; and (iv) have voluntarily chosen to accept the terms and conditions of this agreement.

18. REPRESENTATIONS AND WARRANTIES

Sprint represents and warrants to Call-Net, and Call-Net represents and warrants to Sprint, as of the date of this agreement, as follows:

18.1 Due Incorporation

The party is duly incorporated or otherwise duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted.

18.2 Power; Authority; Execution; Delivery; Enforceability

The party has the full right, power, authority and approval required to enter into, execute and deliver this agreement and to perform fully the party’s obligations under this agreement. This agreement has been duly executed and delivered by the party and, assuming the due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the party, enforceable in accordance with its terms, except as: (i) the enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally; and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

18.3 Consents

No approval, consent or license of any foreign, federal, provincial, state, county, local or other governmental or regulatory body or of any other Person is required in connection with the execution and delivery by the party of this agreement and the consummation and performance by the party of the transactions contemplated, except the consents and approvals that if not obtained would not materially impair the party’s ability to perform its obligations under this agreement or have a material adverse effect on the financial positions of the party.

18.4 No Conflicts

The execution and delivery of this agreement, the consummation of the transactions contemplated under this agreement and the performance by the party of this agreement in accordance with its terms and conditions will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under: (i) the certificate of incorporation, by-laws or documents analogous to the foregoing documents of the party; (ii) any instrument, contract or other agreement to which the party is a party or by or to which it or its assets or properties are bound or subject; or (iii) any Canadian or United States (including federal, state or provincial) statute or regulation, or any order, judgment or decree of any court or governmental or regulatory body in Canada or the United States (including federal, state or provincial courts or governmental or regulatory bodies), except conflicts, breaches or violations as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, materially impair the party’s ability to perform its obligations under this agreement or have a material adverse effect on the financial positions of the party.

18.5 Representations and Warranties of Call-Net

Call-Net represents and warrants to Sprint that:

(a)	all necessary corporate action on the part of Call-Net has been taken to authorize, allot and issue to Sprint the New Preferred Share referred to in Section 8.11 and, on issuance, the New Preferred Share will be a fully-paid and non-assessable Preferred Share in the capital stock of Call-Net, validly issued in the name of Sprint; and

(b)	the fair market value of the New Preferred Share will be, at the time of issuance, no greater than Cdn.$1.00.

19. ASSIGNMENT

Neither this agreement, nor the rights, obligations or duties of either party under this agreement may be assigned or delegated to any other party, person, or entity without the prior written consent of the other party, and any attempted assignment or delegation without that consent is void, but either party may, without the other party’s consent, assign or delegate all or part of its rights and obligations under this agreement to an Affiliate of the party, i.e., the assigning party continues to be liable for the performance of its obligations under this agreement.

20. NOTICES AND REQUESTS

20.1 Notice

Except as otherwise provided under this agreement or in the Exhibits to this agreement, all notices, demands, or requests that may be given by any party to the other party are in writing and are deemed to have been duly given: (i) on the date of dispatch when delivered in person; (ii) one day after dispatch when sent by overnight courier, maintaining records of receipt; and (iii) on the date of dispatch when sent by telex, cable or Sprint Mail or facsimile during normal business hours with telephone confirmation of receipt and addressed as follows:

Sprint:

Sprint Communications Company L.P. 12120 Sunset Hills Road Reston, Virginia 20190-3207 Attention: Vice-President, Business Development & Marketing Facsimile: 703-796-2916

with a copy to:

Sprint Communications Company L.P. 6450 Sprint Parkway Overland Park, Kansas 66251 Attention: Senior Vice President and Associate General Counsel Facsimile: 913-523-9941

Call-Net:

Call-Net Enterprises Inc. 2235 Sheppard Avenue East Atria II, Suite 1800 Toronto, Ontario M2J 5G1 Attention: President and CEO Facsimile: 416-718-6443

with a copy to:

Call-Net Enterprises Inc. 2235 Sheppard Avenue East Atria II, Suite 1800 Toronto, Ontario M2J 5G1 Attention: Senior Vice-President, Chief Legal Counsel and Corporate Secretary Facsimile: 416-718-6410

20.2 Change of Address

The address to which the notices, demands, requests, elections, or other communications given by either party may be changed by written notice given by that party to the other party under Section 20.1.

20.3 Requests

If a party may make a request to the other party under this agreement, unless expressly provided otherwise, the request must be in writing and to the appropriate designated person. If no designated person is indicated the request will go to the program office of the party. Any purported “request” that does not follow the procedures in this section, will not be a “request” under this agreement. For example a phone call to a vice president is not a request unless the agreement expressly provides otherwise.

21. TERMINATION OF PRIOR AGREEMENTS

As of the date of this agreement, the parties terminate the marketing agreement, the subscription agreement, the software license agreement and the trademark license agreement each of which was entered into by and between the parties as of August 4, 1993.

22. GENERAL PROVISIONS

22.1 Independent Contractor

Each party is engaged in a business that is independent from that of the other party and each party performs its obligations under this agreement as an independent contractor and not as the agent, employee or servant of the other party.

22.2 Successors and Assigns

This agreement is binding on the parties and their respective successors and assigns permitted under this agreement.

22.3 Amendments

This agreement may be amended only by written agreement signed by authorized representatives of the parties. No waiver of any provisions of this agreement and no consent to any default under this agreement is effective unless it is in writing and signed by or on behalf of the party against whom the waiver or consent is claimed.

22.4 Waiver

No failure of any party to strictly enforce any term, right, or condition of this agreement is construed as a waiver of the term, right or condition.

22.5 No License

Except as expressly set forth in this agreement, no licenses or other rights of use of any patents, copyrights, trade secrets, trade names, trademarks, service marks or other proprietary rights are granted by this agreement.

22.6 Announcements

The parties will co-ordinate any announcement of this agreement, its terms or any previous discussions or understandings between the parties regarding the subject matter of this agreement, except that a party may not object to an announcement made by the other party that is necessary in order for the party to meet its legal obligation in respect of timely disclosure.

22.7 Severability

If a court or other lawful authority of competent jurisdiction declares that any one or more of the provisions contained in this agreement is invalid, illegal or unenforceable in any respect, the declaration will not affect the validity or enforceability of any other provision of this agreement, but this agreement is construed as if the invalid, illegal or unenforceable provision or provisions had never been contained in this agreement.

22.8 Construction

This agreement is construed without regard to the identity of the person who drafted the various provisions hereof. Each provision of this agreement is construed as though all the parties participated equally in its drafting. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party must not be applicable to this agreement.

22.9 Further Assurances

Each party to this agreement agrees to execute, acknowledge, deliver, file and record the further certificates, amendments, instruments, agreements and documents, and to do all the other acts and things, as may be required by law or as may be necessary or advisable to carry out the intent and purposes of this agreement.

22.10 Governing Law

This agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. Subject to the provisions of Section 14, the parties submit to the non-exclusive jurisdiction of the federal and state courts of the State of Delaware with respect to any action or proceeding that may be instituted in connection with this agreement. Either party has the right to apply to a court of competent jurisdiction for injunctive relief of any breach or threatened breach of Section 11 of this agreement.

22.11 Headings

The headings and numbering of articles, sections and paragraphs in this agreement are for convenience only and are not to be construed to define or limit any of the terms or conditions in this agreement or affect the meaning or interpretation of this agreement.

22.12 Exhibits

The following Exhibits are incorporated in this agreement as though fully set forth and are a part of this agreement:

Definition Exhibit	Definitions

Exhibit A	License Schedule

Exhibit B	Previously Licensed Services

Exhibit C	Functional Services

Exhibit D	List of Authorized Marks

Exhibit E	Cross Border Sales Memorandum

Exhibit F	Licensed Software

22.13 Inconsistency among Various Agreements

If there is an inconsistency among the terms of this agreement and any other agreement between Sprint and Call-Net, other than the Hosting Services Wholesale Distribution Agreement dated July 11, 2001 between Sprint and Call-Net, the terms of this agreement control.

22.14 Counterparts

For the convenience of the parties, this agreement may be executed in several counterparts, each of which when so executed is an original instrument and the counterparts together constitute one and the same instrument (and notwithstanding their date of execution will be treated as bearing a date as of the date of this agreement).

IN WITNESS WHEREOF, each of the parties has caused this agreement to be duly executed for it and on its behalf as of the day and year first above written.

SPRINT COMMUNICATIONS COMPANY L.P.	CALL-NET ENTERPRISES INC

/s/ Les Meredith	/s/ Randall Benson

Signature	Signature

Les Meredith	Randall Benson

Printed Name	Printed Name

Vice President, Mergers and Acquisitions	Senior Vice President and CFO

Title	Title

EXHIBIT 4.1

CONFIDENTIAL TREATMENT REQUESTED

Definitions Exhibit

DEFINITIONS

As used in this agreement, the following terms have the meanings specified:

Affiliate

“Affiliate” means an “affiliated company” within the meaning of the Ontario Securities Act, except that for purposes of applying that definition

(a)	any partnership will be considered to be a body corporate the shareholders of which are the shareholders or partners of its general partner or managing partner, and

(b)	any limited liability company will be considered to be a body corporate the shareholders of which are the members of the limited liability company.

Authorized Marks

“Authorized Marks” means the Sprint Primary Marks, the Licensed Services Trademarks, the Possible Future Services Trademarks and the Products Trademarks, except Authorized Marks does not include any trademark that if used in the Territory (x) would infringe on a trademark held in Canada by a third party or (y) violates a statute, rule, regulation or law of Canada, or (z) is known by Call-Net or its Affiliates to not be available for use in Canada for any reason.

Brand Identity Standards

“Brand Identity Standards” means the standards of use for each Authorized Mark as set forth in Sprint’s standard Brand Identity Standards updated and delivered to Call-Net from time to time. Sprint has the right to modify the standards for any Authorized Mark from time to time by delivering an updated version of the Brand Identity Standards to Call-Net. The amended Brand Identity Standards for an Authorized Mark are effective 30 days after the date of delivery of the notice. Brand Identity Standards also means the terms and conditions in a Licensed Services Framework regarding the use of Call-Net Product Marks.

Business Know-How

“Business Know-How” means the know-how to use and deploy the Licensed Services or Licensable Services in the same manner as used and deployed by Sprint or Call-Net, as applicable, including, without limitation, marketing and business know-how, results of relevant research studies, forecasts of future market trends, operating procedures and results, industry intelligence relating to competitors and suppliers, vendor and equipment evaluations, relevant business plans, technical and operational data, trade secrets, and all improvements, modifications, and advances thereto made by a party or its agents or contractors, in whatever

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form or medium embodied, but excluding Technical Know-How. For greater clarity, trade secrets include, without limitation, items (a) and (c) in the definition of Confidential Information.

Call-Net

“Call-Net” means Call-Net Enterprises Inc. and, in the appropriate context, any of its Affiliates.

Call-Net Product Marks

“Call-Net Product Marks” means those trademarks or product level names created and used by Call-Net or its Affiliates in association with certain Licensed Services and in accordance with this agreement. For greater certainty, Call-Net retains all proprietary rights and ownership in respect of the marks, may register them in its or one of its Affiliate’s names and is entitled to continue to use the marks following termination of all or part of this agreement, if the use is severable from the use of any Authorized Mark.

Canadian Requirements

“Canadian Requirements” means, with respect to any Licensed Service, any modifications or enhancements to the service reasonably required from time to time in order to meet Canadian regulatory requirements, or technical or operating standards in order to enable the Licensed Service to be offered to end user customers in Canada, including without limitation, provision for language requirements, Canadian taxes, local access methodology including authorization codes, but will not include modifications or enhancements based solely on marketing considerations.

Change of Control

“Change of Control” means

(a)	the closing of a transaction or a series of related transactions with a third party, or third parties who are acting as a group, undertaken in any form whatsoever involving a merger, consolidation, combination, share exchange, reorganization of the party or other extraordinary transaction with respect to a party in which, on consummation thereof, the holders of Voting Equity Securities of that party immediately before the transaction or series of related transactions would not own (immediately following the consummation of the transaction or series of related transactions) at least 50% of the total voting power represented by the outstanding Voting Equity Securities, regardless of whether calculated on a fully diluted basis or on an outstanding Voting Equity Securities basis (provided that the same measure is used in both the numerator and denominator) or, if the outstanding Voting Equity Securities are converted or exchanged in the transaction or series of related transactions into securities of a third party, at least 50% of the total voting power represented by the outstanding voting equity securities of the third party; or

(b)	a transaction in which a third party acquires substantially all of the party’s assets or substantially all of the assets of the primary operating Affiliates of a party; or

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(c)	a change in the composition of the board of directors of a party occurring at a single meeting of shareholders of the party or on execution of a shareholders’ resolution such that a third party, or group of third parties acting as a group (collectively the “dissidents”), succeed in having enough of its nominees elected to the board of directors of the party such that the nominees, when added to any incumbent directors remaining on the board of directors of the party after the election who have been appointed by or who are acting jointly or in concert (within the meaning of the Securities Act (Ontario) with the group, constitutes a majority of the board of directors of the party, without the board of directors in place immediately before the change having approved the change.

For purposes of this provision a third party does not include Affiliates of the party. The date of occurrence of (a), (b) or (c) is the effective date of the Change of Control.

Call-Net’s currently proposed debt restructuring transaction to be completed concurrently with the execution of the amendment and restatement of this agreement, and any related changes in shareholders, will not constitute a Change of Control of Call-Net.

Confidential Information

“Confidential Information” means any information or data that is of value to the party disclosing the information by virtue of its not being generally available to the public, including but not limited to:

(a)	scientific or technical information;

(b)	information related to the current or proposed business, sales, and marketing plans, and the customers and accounts of the party disclosing the information, including financial information related thereto;

(c)	drawings, designs, software and hardware, including the Technology, Technical Know-How and all documentation related thereto to be licensed to or shared with the other party or its Affiliates;

(d)	costs and pricing information;

(e)	identification of personnel or other resources used in the business of the party disclosing the information; and

(f)	Business Know-How.

The term “Confidential Information” does not include any information that:

(i)	is now in or subsequently enters the public domain through means other than direct or indirect disclosure by either party in violation of the terms of this agreement;

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(ii)	is already in the possession of the party receiving the information free of any known confidential obligation to any other party;

(iii)	was developed by the party receiving the information independently of and without use of any of the Confidential Information; or

(iv)	is lawfully communicated to the party receiving the information by a third party, free of any known confidentiality obligation.

Consulting Services

“Consulting Services” has the meaning set forth in Section 7.

Damages

“Damages” has the meaning set forth in Section 12.

Default

“Default” has the meaning set forth in Section 14.1.

Documentation

“Documentation” means all written information, diagrams, flow charts and related know-how that are necessary for the use, installation, and operation of the Licensed Intellectual Property or that describe the functions they are intended to perform in supporting Licensed Services, including functional specifications and quality standards, and other consumer information, if applicable, which is furnished by one party to the other under this agreement.

Equity Security

“Equity Security” means: (i) any common stock; (ii) any debt or equity securities of a party convertible into or exchangeable for common stock or other Voting Equity Securities; (iii) any options, rights or warrants (or any other similar securities) issued by a party to acquire common stock or other Voting Equity Securities; or (iv) any security issuable in connection with any stock split, stock dividend, recapitalization or other similar transaction in which securities are issued on a proportionate basis to all holders of a class of Equity Securities.

Functional Services

“Functional Services” means:

(a)	those specific services that Call-Net may request that Sprint or Sprint’s Affiliates perform based on or utilizing the Intellectual Property, in order that Call-Net may provide and market Licensed Services; and

(b)	modifications to those specific services.

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“Functional Services” include, but are not limited to, network management, customer service, fraud control, operator services, billing services and telemarketing services. Functional Services do not include the licensing of software, the provision of Consulting Services, nor headquarters staff functions such as human resources, accounting, finance, legal, tax and risk management.

Incremental Costs

“Incremental Costs” means, with respect to the performance of any Functional Service, the sum of:

(a)	all new costs incurred by Sprint or its Affiliates for the purpose of providing, supporting, tracking and billing the Functional Service, including additional overhead expenses directly related to providing the Functional Service (e.g., the required acquisition of additional space or equipment); plus

(b)	with respect to modifications requested by Call-Net or its Affiliates, the costs of the new development, including:

(i)	employee salaries, benefits and travel expenses to the extent that the costs are incremental due to a request for Functional Services under this agreement. For greater certainty (x) the rate charged by Sprint for salaried employees will be the rate charged by the Sprint development group to its marketing business units for similar development, to the extent the rates are not marked up to those business units; and (y) any hours expended by a Sprint employee on a requested modification are incremental to Sprint;

(ii)	the cost of additional equipment, facilities or network interfacing used to provide the function to the extent so used and not previously reimbursed to Sprint (amortized from the date of acquisition over their expected lives);

(iii)	information system processing and other processing costs charged in the same manner as Sprint charges its marketing business units to the extent those costs have not already been included elsewhere in this definition and to the extent the charges are not marked up to those business units; and

(iv)	Canadian taxes incurred by Sprint, if applicable; plus

(c)	charges and expenses billed to Sprint by third parties only to the extent they relate to the incremental provision of the Functional Services or request function; plus

(d)	an amount equal to [ * ] of the costs included in clause (a) and (b) above;

except that “Incremental Costs” does not include any Sprint product development, marketing or other overhead expense not specified in clause (a) or (b). The parties will share relevant volume forecasts and other information to arrive at a mutually agreed on Incremental Cost. At three year intervals following the date of this agreement, the parties will review the continued suitability of the definition of “Incremental Costs” and may modify the definition in any manner that is mutually agreed in writing.

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Information Service

“Information Service” means services involved in creating and managing information, including those matters commonly referred to in the telecommunications industry as “content”. For example, Information Service includes, among other things, consulting on telecommunication system integration, managing databases of video or audio information, and internet content. Information Service does not include, among other things, the transmission of information through networks operated by common carriers like Sprint and Call-Net.

For greater certainty, however, to the extent Call-Net intends to provide Information Services, including but not limited to any consulting, advice or sale of expertise of individuals, related to the launch or ongoing provision of a Licensable Service, Call-Net may obtain from Sprint, in accordance with the terms of this agreement, the Intellectual Property and Sprint Trademarks used by Sprint in developing and provisioning the Information Services outside of the Territory. However, Call-Net cannot rely on Sprint personnel, hardware or network infrastructure to actually perform the Information Services on behalf of Call-Net’s customers unless otherwise agreed to in a Consulting Services arrangement.

Intellectual Property

“Intellectual Property” means for Sprint, Know-How and Technology. “Intellectual Property” for Call-Net, means Call-Net Business Know-How.

Know-How

“Know-How” means Business Know-How and Technical Know-How, collectively.

License Schedule

“License Schedule” has the meaning set forth in Section 2.2.3.

Licensable Services

“Licensable Services” means all wireline telecommunication products and services provided by Sprint or its Affiliates from time to time in the United States: (i) to customers; or (ii) using the Sprint brand and associated trademarks. Licensable Services include, without limitation, long distance, internet access, internet transport, internet value added services, data transport, network management, hosting services, local exchange, and any similar future products and services, together with enhancements, additions and related features adopted by Sprint from time to time. Except as provided otherwise in this agreement, the term “Licensable Services” does not include any Information Services nor any other non-wireline telecommunications services, including without limitation, wireless services and satellite services.

For purposes of this definition, wireline telecommunication services remain wireline telecommunication services even if the service is terminated in the “last mile” using a fixed point wireless product such as MMDS. For example, voice long distance for home residential use remains a wireline telecommunication service even if the connection from the central office to the home is over a fixed point wireless system.

6

Licensable Services does not include any service or features of a service if Sprint, acting reasonably and following consultation with Call-Net, concludes that providing the service or features of the service would:

(a)	compromise the security or integrity of any Sprint network or system other than the ordinary compromise experienced in the interconnection of telecommunications networks; or

(b)	unreasonably adversely affect a material Sprint development program (e.g., the Sprint PCS 3G Development (Wireless) Program).

Licensed Intellectual Property

“Licensed Intellectual Property” means with respect to Sprint, the licenses or rights of use granted by Sprint to Call-Net under Section 5.1 . “Licensed Intellectual Property” means with respect to Call-Net, the licenses or rights of use granted by Call-Net to Sprint under Section 5.5.

Licensed Services

“Licensed Services” means those specific Previously Licensed Services, Licensable Services and Possible Future Services that are licensed to Call-Net under the terms of this agreement.

Licensed Services Framework

“Licensed Services Framework” means the reasonably detailed written description of the plans of Call-Net to offer a particular Licensed Service agreed to by Call-Net and Sprint. The description will consist of a description of the product or service, the target geographic and demographic markets, Sprint Trademarks and Call-Net Product Marks (if applicable) to be used with the produce or service, brand strategy, product positioning, message consistency, and, to the extent applicable, a general description of the end-user functionality to be provided, technical and functional specifications of Technology and Technical Know-How to be provided by Sprint, acceptance criteria for Licensed Software and requested Licensed Software warranties and maintenance services.

Licensed Services Trademarks

“Licensed Services Trademarks” means individually and collectively the Sprint Trademarks identified in a Licensed Services Framework or on Exhibit D related to a service or to a product that is not a Product. For greater clarity, the “Licensed Services Trademarks” include all trademarks and other marks used by Sprint in the United States in connection with the marketing or sale of a Licensed Service licensed to Call-Net by Sprint under this agreement, except for trademarks used in connection with Products.

Licensed Software

“Licensed Software” is as described in Section 5.3.

7

North Supply

“North Supply” means North Supply Company, which is an Affiliate of Sprint.

Object Code

“Object Code” means the version of Licensed Software, either written directly or translated from Source Code, which, when presented on a suitable storage medium, may be directly executed by and through computer hardware, but that code may be stored in an encoded and non-executable format, on any medium whatsoever.

Person

“Person” means any individual, corporation, partnership, unincorporated organization, trust, trustee, executor, administrator or other legal representative, or any combination of one or more of the foregoing acting together.

Possible Future Services

“Possible Future Services” has the meaning set forth in Section 2.5 of this agreement.

Possible Future Services Trademarks

“Possible Future Services Trademarks” means the Sprint Trademarks identified in a Licensed Services Framework approved under Section 2.5.

Previously Licensed Services

“Previously Licensed Services” means those specific Licensable Services that have been provided by Call-Net to its customers before the date of this agreement.

Principal Agreements

“Principal Agreements” means, collectively,:

(a)	this agreement;

(b)	the International Telecommunications Services Agreement dated as of August 4, 1993, by and between Sprint and Call-Net;

(c)	the Marketing agreement dated as of August 4, 1993, by and between Sprint and Call-Net;

(d)	the Subscription agreement dated August 4, 1993, as amended on September 29, 1993 by and between Sprint Corporation and Call-Net;

(e)	the Traffic Service agreement dated as of August 4, 1993, by and between Sprint and Call-Net;

8

(f)	the Software License Agreement dated August 4, 1993, by and between Sprint and Call-Net; and

(g)	the Trademark License Agreement dated August 4, 1993, by and between Sprint and Call-Net.

Products Trademarks

“Products Trademarks” means individually and collectively the Sprint Trademarks identified in a Licensed Services Framework or on Exhibit D as associated with a Product. The “Products Trademarks” include all trademarks and other marks associated with the Products licensed to Call-Net by Sprint under this agreement.

Products

“Products” means equipment and other tangible personal property that carry a Sprint Primary Mark by reason of an agreement between Sprint and a third party manufacturer or distributor (e.g., telephone sets). Call-Net and its Affiliates are not third parties for purposes of this definition. For the avoidance of doubt, “Products” does not include tangible items that are merely a means to the provision of a Licensed Service (e.g., calling cards or prepaid telephone cards).

Program Defects

“Program Defects” means a software program’s failure to operate in accordance with the mutually agreed specifications relating to the program.

Services

“Services” means, collectively, Consulting Services and Functional Services.

Software

“Software” means the Object Code of Sprint’s computer software programs that are included in the Technology.

Source Code

“Source Code” means available appropriate documentation and Licensed Software in assembly, microcode language or any higher level language, with all available comments or notes of the computer programmer(s) who created the Licensed Software, in any storage format whatsoever.

Sprint

“Sprint” means Sprint Communications Company L.P. and any of its Affiliates.

Sprint Corporation

“Sprint Corporation” means Sprint Corporation, a Kansas corporation.

9

Sprint Management

“Sprint Management” means the Vice President of Business Operations and Development for Sprint International and the President of Sprint International.

Sprint Primary Marks

“Sprint Primary Marks” means

(a)	the Sprint name standing alone, and

(b)	the Sprint diamond logo plus the Sprint name.

Sprint Trademarks

“Sprint Trademarks” means those trademarks, including the Sprint Primary Marks, that Sprint uses in the United States to market and sell the Licensable Services, the Possible Future Services, and the Products, as the case may be.

Statement of Work

“Statement of Work” means a detailed written description of the work to be performed by Sprint to deliver to Call-Net a Service that includes, at a minimum but without limitation, detailed description and identification of:

(a)	the nature and scope of the work to be performed;

(b)	the tangible deliverable items;

(c)	the hourly, monthly, or other periodic rates to be paid by Call-Net to Sprint for the services;

(d)	the applicable payment terms; and

(e)	the work schedule.

Technical Know-How

“Technical Know-How” means Documentation related to proprietary application software, including, without limitation, the related object code, related high-level specifications and requirements and detailed design specifications and requirements.

Technology

“Technology” means, at the relevant time, all software, hardware, systems functionality and Documentation used in the design, configuration, implementation and provisioning of Licensable Services and Possible Future Services if the parties enter into a Licensed Schedule for Possible Future Services, together with related features/functionality including but not limited to Software and Technical Know-How used in providing customer service, call rating, billing, network

10

management and intelligent network capabilities. “Technology” also includes all enhancements, upgrades or additions to any software, hardware, systems functionality or Documentation occurring during the term, including any enhancements or modifications requested by Call-Net and furnished by Sprint to Call-Net, regardless of the form or medium in which it is embodied and regardless of the party creating them.

Termination Date

“Termination Date” means March 31, 2012.

Territory

“Territory” means the geographical boundaries of the country of Canada as constituted on the date of this agreement.

Transition Period

“Transition Period” has the meaning set forth in Section 10.2.

Voting Equity Securities

“Voting Equity Securities” means:

(a)	when referring to outstanding shares, the outstanding Equity Securities that, at the date of the determination, entitle the holders thereof to vote generally (not separately as a class) in any election of directors or generally (not separately as a class) with respect to any merger, consolidation, combination, share exchange, reorganization or other extraordinary transaction; and

(b)	when referring to fully diluted shares, the Equity Securities that would be outstanding, at the date of the determination, and would entitle the holders to vote on the matter under consideration, if the Equity Securities were fully converted, to the greatest extent possible into Equity Securities that could vote on the matter under consideration.

11

EXHIBIT 4.1

CONFIDENTIAL TREATMENT REQUESTED

Exhibit A

Sample License Schedule

Name of Licensed Service:

Sprint Trademarks (including the principal Sprint brand) to be used in connection with the Licensed Service:

Nature and identity, in general, of the Intellectual Property to be used in connection with delivery of the Licensed Service:

Licensed Software warranties and maintenance services, if any, agreed to by the parties:

IN WITNESS WHEREOF, Sprint and Call-Net have executed this License Schedule under the terms and conditions of the Amended and Restated Technology and Services Provisioning Agreement between the parties, dated April 1, 2002.

AGREED AND ACCEPTED:

SPRINT COMMUNICATIONS COMPANY L.P.	CALL-NET ENTERPRISES INC

Signature	Signature

Printed Name	Printed Name

Title	Title

EXHIBIT 4.1

CONFIDENTIAL TREATMENT REQUESTED

Exhibit B

Previously Licensed Services

SERVICES	DESCRIPTION

ADSL Internet Access	Business Internet DSL; Residential Internet DSL; Access to the Internet using ADSL technology

ATM (Asynchronous Transfer Mode)	Switched data service using ATM protocol

Billing Analysis Software	Customer Reporting Tools; Bill Analysis Software; Web-based Billing, Reporting & Analysis Software — (available on-line)

Call Detail Reporting	Customer Reporting Tools; Hardcopy Management Reports

Calling Card	Foncard Calling Card; Foncard Plus Calling Card; 0+ Calling Card

Dedicated Internet Access	Business Internet Service; Access to the internet (fractional 56 kbps service up to 155 Mbps)

Dial-Up Internet Access	Business Internet Dial; Residential Internet Dial; 56 kbps dial up access to the Internet

Frame Relay	Switched data service using Frame Relay protocol

Frame Relay Managed Services	Advanced Frame Relay Managed Services; More advanced performance reporting and performance management options

ISDN BRI	Digital Access BRI; Local access services using ISDN BRI access

ISDN PRI	Digital Access PRI; Local access services using ISDN PRI access

ISDN PRI Traffic Reports	Soft and hard copy traffic reports

Local Service	Individual Business Lines (IBL); Individual Consumer & SOHO Lines; Local access services using traditional copper pair

Long Distance	Outbound long distance voice service — switched or dedicated access; Authorization Codes

Managed Network Services	Performance Plus; Pro-Monitor; Pro-Monitor Plus; Full Management Standard; Full Management Plus; Outsource Network Management & Performance Reporting for Data Services — Frame Relay, Remote Access IP VPN, Private Line, Internet, ATM, TLS

Online Near Real Time Usage Reporting & Analysis	Customer Reporting Tools; Near Real Time Reporting Tool (NRT); Access to usage/traffic information near real time (minutes after call completion)

Operator Services	0+ Calling

Private Line	Private circuits from DS-0 to OC-3

Professional Services e.g. Consulting	Sprint E/Solutions Professional Services; Consulting etc

Remote Access IP VPN	Dial up access over private SCI IP Network

SDSL Internet Access	Business Internet DSL; Access to the Internet using SDSL technology

Site-to-Site IP VPN	Dedicated access VPN over SCI IP Network

Sprint E/Solutions Business Solutions	Those items covered pursuant to the Hosting Services Wholesale Distribution Agreement dated July 11, 2001.

Teleconferencing Service	Audio Conferencing

TLS (Transparent LAN Service)	Bridged Ethernet connectivity for multiple locations

Toll Free Service	Toll Free Service; Enhanced TF features — IVR etc; Toll Free Service — International origination

Unified Messaging	Message Management — E-mail, Fax & Voicemail

EXHIBIT 4.1

CONFIDENTIAL TREATMENT REQUESTED

Exhibit C

Functional Services

FUNCTIONAL SERVICE	DESCRIPTION	APPENDIX

National Technical Assistance Control	Network technical support for Nortel switches. Establishing a single point-of-contact for Sprint and Sprint Canada when requesting assistance from Nortel	IV

Foncard/Operator Services	Support for Residential Foncard and operator services for Call-Net’s customers. This service includes not only the related operator service support, but it includes a Network Data Mover (NDM) circuit and ISDN circuits to Sprint’s operator service centers.	IX

ES2 Fraud	Monitoring and near real time detection of abused calling cards on the Sprint Network.	XIV

Toll Free Call Detail Record (CDR) Migration — Phase IV (Toll Free North bound)	Enables Sprint to set up switched Toll Free numbers on the WL service type in CIS because CDR exchange sends US originated CDRs to Sprint Canada allowing them to bill calls. Using the WL service type allows Sprint US to set up toll Free numbers in the network, relieving DIGMAN resource constraints.

[ * ]

XX [ * ]

Service Control Point	Access to SCP for account code screening, storage of 800 number routing information, Foncard validation and VPN translation and routing information. Supersedes the SCP query pricing section of Appendix X and Appendix III.	XXV

EXHIBIT 4.1

CONFIDENTIAL TREATMENT REQUESTED

Exhibit D

List of Authorized Marks, Product or Service Names and Brand Usage

1)	Authorized Marks

Registration or
		Registration or	Application
Sprint Authorized Mark	Product Associated with Authorized Mark	Application #	Date

CARTE INSTATEL	Pre-paid telecommunications calling card services	TMA499,984	09/03/98
CARTESPRINT	Telecommunications calling card services	TMA477,461	06/10/97
CLEARLINE	Telecommunications services	TMA477,416	06/10/97
CONFERENCE SPRINT	Telecommunications calling card services	TMA481,294	08/22/97
ENTREPRISE SPRINT	Enterprises telecommunications services	TMA499,983	09/03/98
E/SOLUTIONS	E-commerce and web hosting services	Pending	Pending
FONCARD	Telecommunications calling card services
FONVIEW	Software for telecommunications management and	TMA471,986	03/04/97
monitoring
GLOBAL FON DESIGN	Telecommunications services	TMA429,873	06/24/94
GLOBAL SPRINTFAX	Telecommunications fax services	TMA422,873	02/04/94
INSTANT FONCARD	Telecommunications calling card services	TMA760,926	05/24/96
REAL SOLUTIONS	Telecommunications business consulting	767724	11/03/94
SIMPLE TO SWITCH. SIMPLE
TO SAVE. SIMPLY SPRINT
CANADA	Telecommunications services	1130470	02/08/02
SPRINT	Telecommunications services	TMA300,027	02/15/85
SPRINT CANADA	Telecommunications services	TMA468,519	01/10/97
SPRINT CANADA & DESIGN	Telecommunications services	TMA468,521	01/10/97
SPRINT CLARITY	Telecommunications services	TMA443,477	06/02/95
SPRINT ENTERPRISE	Business telecommunications services	TMA499,982	09/03/98
SPRINT EXPRESS	Telecommunications services	TMA418,135	10/15/93
SPRINT LOGO	Telecommunications services	TMA399,712	07/03/92

Registration or
		Registration or	Application
Sprint Authorized Mark	Product Associated with Authorized Mark	Application #	Date

SPRINT QUICKCONFERENCE	Telecommunications calling card services	TMA473,323	05/12/95
SPRINTNET	Telecommunications services	TMA398,590	05/22/92
THE MOST	Long distance telecommunications services	TMA450,058	11/17/95
THE MOST FOR BUSINESS	Business long distance telecommunications services	TMA480,017	08/08/97
THE MOST FOR THE LEAST	Long distance telecommunications services	TMA450,771	11/24/95
THE MOST FOR THE LEAST (Chinese characters)	Long distance telecommunications services	TMA492,474	04/06/98
THE MOST ONLINE	Internet access and dial-up services	Pending	Pending
THE MOST ONLINE & DESIGN	Internet access and dial-up services	Pending	Pending
THE MOST SAVINGS PLAN (Chinese characters)	Long distance telecommunications services	TMA485,542	11/17/97
THE MOST WORLDWIDE	Long distance telecommunications services	TMA456,586	04/19/96
THE MOST WORLDWIDE & DESIGN	Long distance telecommunications services	TMA468,119	01/02/97
THE MOST WORLDWIDE & DESIGN (Chinese characters)	Long distance telecommunications services	TMA492,473	04/06/98
US SPRINT	Telecommunications services	TMA423,517	02/25/94

All other Authorized Marks have not been registered or applied for as trademarks under the Trademarks Act of Canada.

2

Product or Service Mark

Call-Net Product or Service Mark	Description of Use of Product or Service Mark	Brand Usage

ADSL Internet Access	Generic service name for services offering internet access using ADSL technology	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names. Marketed using Business Internet DSL, Home Connections with High Speed Internet or Business Connections with High Speed Internet names.

Advanced Frame Relay Managed Services	Outsourced WAN management services with web-based performance reporting for medium to large business	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

Advanced Integrated Data Network Solutions	ATM product combining voice, data and video transmission capability for medium to large business customers	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

Anytime 500 / Anytime 1000	Fixed number of long distance minutes usable anytime for a monthly flat rate	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names (ex. Long Distance Services, other plan names)

Application Infrastructure Management and Business Continuity Planning	Outsourced application infrastructure management services and business continuity planning	Always marketed as Sprint E/Solutions, brought to you by Sprint Canada.

Asynchronous Transfer Mode (ATM)	Switched data service using ATM protocol	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names.

3

Call-Net Product or Service Mark	Description of Use of Product or Service Mark	Brand Usage

Audio Conferencing	Outsourced conference calling product	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

Billing Analysis Software (BAS)	Customer billing reporting tools, web-based billing, reporting and analysis software	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

Business Connections ™	Local medium and large business telecommunications services, with associated features	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

Business Connections ™ with High Speed Internet	Business bundled product with local and ADSL offerings, along with long distance plan option	Used together with Sprint Canada brand, Business Connections name, and may be marketed with other Sprint Canada product names (ex. Long Distance Services, other plan names)

Business Internet DSL	SDSL internet access for business customers	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

Business IP Virtual Private Network (VPN)	Dedicated access VPN over IP network for medium to large customers	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names.

Call Detail Reporting	Customer reporting tools and management reports	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

4

Call-Net Product or Service Mark	Description of Use of Product or Service Mark	Brand Usage

Calling Card Services	Generic name for a suite of calling card services	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names. Marketed using the FONCard name.

Contact Centre Solutions	Call centre management and enabling services for business customers	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

Data Services	Generic name for a suite of data services	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

E/Solutions	Suite of outsourced e-commerce services	Always marketed as Sprint E/Solutions, brought to you by Sprint Canada.

e-Commerce Professional Solutions	e-Commerce enabling applications and web hosting for medium to large business	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

E-defined ™	Tagline used for business e-commerce services	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

FONCard	Calling card services	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

Frame Relay	Switched data service using Frame Relay protocol	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names.

5

Call-Net Product or Service Mark	Description of Use of Product or Service Mark	Brand Usage

Frame Relay Managed Services	Outsourced advanced performance reporting and performance management options for frame relay services.	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names.

Home Connections ™	Local residential telecommunications services, with associated features	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

Home Connections ™ with High Speed Internet	Residential bundled product with local and ADSL offerings, along with long distance plan option	Used together with Sprint Canada brand, Home Connections name, and may be marketed with other Sprint Canada product names (ex. Long Distance Services, other plan names)

Hosting	Outsourced web-hosting services	Marketed as Sprint E/Solutions, brought to you by Sprint Canada.

Internet Services	Generic name for a suite of internet access services	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

ISDN BRI/PRI	Digital access BRI/PRI, local access using BRI/PRI access technology	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names. Marketed using the Smart Design name

Local Services	Generic name for a suite of local telecommunications services	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

6

Call-Net Product or Service Mark	Description of Use of Product or Service Mark	Brand Usage

Long Distance	Generic product name for group of long distance telecommunications services	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

Managed Network Services (MNS)	Outsourced network management and performance reporting for suite of data services	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names. Marketed using service option descriptors including Performance Plus, Pro-Monitor, Pro-Monitor Plus, Full Management Standard and Full Management Plus.

Network Security	Outsourced network security services	Always marketed as Sprint E/Solutions, brought to you by Sprint Canada.

OC3 Burstable	Enhancement to Dedicated Business Internet product	Used together with Sprint Canada brand and Dedicated Business Internet name

Online Advanced Business Services	Online customer care support for business customers	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

Online Customer Care Centre	Online customer care support for residential customers	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

Operator Services	Suite of operator assisted calling features	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

7

Call-Net Product or Service Mark	Description of Use of Product or Service Mark	Brand Usage

Private Line	Private circuits from DS-0 to OC-3	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names.

Professional Services	Outsourced telecommunications consulting	Always marketed as Sprint E/Solutions, brought to you by Sprint Canada.

Province and Country	Long distance calling plan with flat rates for in-province and out-of-province calls	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names (ex. Long Distance Services, other plan names)

Remote Access IP Virtual Private Network (VPN)	Dial-up access over private IP network.	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names. Marketed using Business IP VPN name.

Site-to-Site IP Virtual Private Network (VPN)	Dedicated access VPN over IP network	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names. Marketed using Business IP VPN name.

Small Business Connections ™	Local small business telecommunications services, with associated features	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

Smart Design	A descriptive name used in marketing of ISDN BRI/PRI access	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

8

Call-Net Product or Service Mark	Description of Use of Product or Service Mark	Brand Usage

Toll-Free	Generic name for suite of toll-free telecommunications services	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names

Transparent LAN Service (TLS)	Bridged ethernet connectivity for multiple business locations	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names.

Unified Messaging	Outsourced message management system combining email, fax and voicemail messaging	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names. Position as “Powered by First Class ™”, a trademark of Centrinity Inc., the outsource provider.

Voice Services	Generic name for suite of voice services.	Used together with Sprint Canada brand and may be marketed with other Sprint Canada product names.

Worldwide Savings Plan	Long distance calling plan with low rates to popular international calling areas	Used together with Sprint Canada brand, Long Distance Services name, and may be bundled with other Sprint Canada product names (ex. Home Connections)

All product or service marks in this table bearing the ™ designation are trademarks of Sprint Canada Inc.

9

Brand Usage

Program or Partner	Description of Use of Brand	Brand Usage

Affinity Program	Affinity partners distribute Sprint Canada product and service information to their members.	Affinity partner materials may involve co-branding, which is dealt with on a case-by-case basis. All products and services are positioned as Sprint Canada products and services.

Agency Program	Authorized Sprint Canada agents sell Sprint Canada products and services through an indirect distribution model.	Authorized agents are permitted to co-brand their sales materials following the terms of the Sprint Sales Agents Branding Guide. All products and services are positioned as Sprint Canada products and services.

[ * ]	Customized data applications and enhanced voice applications.	[ * ] and Sprint Canada services are co-branded.

[ * ]	Call centre equipment is sold to Sprint Canada customers that require the technology to enable their telecommunications services.	No co-branding. [ * ] equipment sold separately.

[ * ]	Video conferencing services with application sharing.	[ * ] and Sprint Canada services are co-branded.

[ * ]	Operator services	White label program and co-branded (depending on customer).

[ * ]	Unified messaging services	Services are branded Sprint Canada, but described as [ * ]

[ * ]	Firewall software	No co-branding. [ * ] software sold separately.

10

Program or Partner	Description of Use of Brand	Brand Usage

[ * ]	Routers for data services are sold to Sprint Canada customers that require the technology to enable their telecommunications services	No co-branding. [ * ] routers are sold separately.

[ * ]	e-Commerce and web hosting services	[ * ] and Sprint Canada services are co-branded.

[ * ]	Audio conferencing services	White label program
[ * ]	Modems for SDSL	[ * ] and Sprint Canada services are co-branded.

[ * ]	Business internet dial web services	[ * ] and Sprint Canada services are co-branded.

Hotel Vertical Industry Program	Package of services for hotel industry including core transport along with advanced applications	White label program or co-branded (depending on customer).

[ * ]	Web-enabled call centre applications	[ * ] and Sprint Canada services are co-branded.

Internet Portal Partners	Click through partners for internet portal website	Sprint Canada residential internet customers can link to portal partner websites from the Sprint Canada portal.

[ * ]	Call centre equipment is sold to Sprint Canada customers that require the technology to enable their telecommunications services	No co-branding. [ * ] equipment sold separately.

[ * ]	LAN / WAN integration consulting services are provided to Sprint Canada customers.	[ * ] and Sprint Canada services are co-branded.

[ * ]	Modems for SDSL	[ * ] and Sprint Canada services are co-branded.

[ * ]	Routers, PBX and ACD equipment for data and voice services are sold to Sprint Canada customers that require the technology to enable their telecommunications services	No co-branding. [ * ] equipment sold separately.

[ * ]	Network security audit services	[ * ] and Sprint Canada services are co-branded.

[ * ]	Managed network services and network management tools	White label program

11

Program or Partner	Description of Use of Brand	Brand Usage

[ * ]	Web design, network security solutions	[ * ] and Sprint Canada services are co-branded.

[ * ]	LAN / WAN integration consulting services are provided to Sprint Canada customers.	[ * ] and Sprint Canada services are co-branded.

12

EXHIBIT 4.1

CONFIDENTIAL TREATMENT REQUESTED

Exhibit E

Cross-Border Sales Memorandum of Understanding
between Sprint Communications Company L.P. and Sprint Canada Inc.

1.     Purpose

[ * ]

[ * ]

Signed:

SPRINT COMMUNICATIONS COMPANY L.P.	SPRINT CANADA INC.

Signature	Signature

Name	Name

Title	Title

Date	Date

Attachment #1

MNC LIST

Customer Name	Corp. HQ City, State/Prov.

[ * ]	[ * ]

Attachment #2

MOR PROCESS

MULTINATIONAL OPPORTUNITY REGISTRATION (MOR)

Processing Procedures

[ * ]

EXHIBIT 4.1

CONFIDENTIAL TREATMENT REQUESTED

WELCOME TO THE MOR OPTION 2 COMPENSATION
SCRIPT / FORM
FOR SPRINT / SPRINT CANADA TEAMED SALES

[ * ]

EXHIBIT 4.1

CONFIDENTIAL TREATMENT REQUESTED

Exhibit F

Licensed Software

SOFTWARE NAME	DESCRIPTION

[ * ]	[ * ]